THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek your own independent financial advice from your stockbroker, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986.

This document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or transferred all your Ordinary Shares in Radical Technology plc, please send this document and the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Corporate Synergy PLC, which is regulated by the Securities and Futures Authority, is acting for Internet Holdings, Inc. in connection with the Offer and no-one else and will not be responsible to anyone other than Internet Holdings, Inc. for providing the protection afforded to customers of Corporate Synergy PLC nor for providing advice in relation to the Offer.

Capital Strategy Plc, which is regulated by the Securities and Futures Authority, is acting for Radical Technology plc in connection with the Offer and no one else, and will not be responsible to any person other than Radical Technology plc for providing the protection afforded to customers of Capital Strategy Plc or for providing advice in relation to the Offer.


                              Recommended Offer for

                             Radical Technology plc

                                       by

                              Corporate Synergy PLC

                                  on behalf of

                             Internet Holdings, Inc

A letter of recommendation to accept the Offer from Philip Roberts, an independent director of Radical is set out in Part 2 of this document.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED NO LATER THAN 3.00 P.M ON 20 APRIL 2000. The procedure for acceptance of the Offer is set out in Part 3 of this document and in the accompanying Form of Acceptance.

The New Internet  Shares  described in this  document  have not been  registered under the United States Securities Act of 1933. Internet is offering the New Internet Shares to Radical Shareholders in a transaction exempt from the registration requirements of the Securities Act under section 4(2) and Regulation D promulgated under it or Regulation S promulgated under it. The New Internet Shares may not be offered or sold in the United States unless registered under the Securities Act or an exemption from registration is available. Further, hedging transactions with regard to the New Internet Shares may not be conducted unless in compliance with the Securities Act. Please refer to Part 3 of this document for further details.

Throughout this document, dollar amounts have been converted into pounds at a rate of $1.59 : (pound)1.



                                     PART 1

        LETTER FROM THE INDEPENDENT DIRECTORS OF _INTERNET HOLDINGS, INC.







Directors:

Stefan P Allesch-Taylor (Executive Chairman)

116 John Street
Nicholas H Thistleton (Executive Director)
Suite 1313
Sir Euan A-G Calthorpe Bt (Non-executive Director)

New York

NY 10038

USA


      30 March 2000

Dear Radical Shareholder

                          Recommended offer for Radical

On 3 March 2000, we announced the terms of a recommended offer to be made by Corporate Synergy on our behalf, to acquire the whole of the issued ordinary share capital of Radical. Stefan Allesch-Taylor is a director of both Internet and Radical and has taken no part in Internet's directors' or Radical's directors' deliberations. I am writing on behalf of the independent directors of Internet, being Sir Euan A-G-Calthorpe and myself, to explain certain factors why the Internet board decided to make the Offer.

Internet was originally incorporated in the State of Utah, USA with file number 07363 on 8 March 1977, under the name Trolley Enterprises, Inc. Over the last 20 years Internet has been involved in a number of reverse acquisitions in each case changing its name to the reverse acquirer. The name Internet Holdings, Inc was adopted on 12th July 1996. It is the only company in the world with the ticker symbol HTTP. A ticker symbol identifies the stock of a company on its relevant market.

In December 1999, Internet appointed its current board and in January 2000 raised US$4.95 million, net of expenses, to pursue its strategy of investing in, partnering and acquiring businesses involved in the internet, business e-commerce and telephony.

Internet is an internet company actively seeking to establish partnerships and acquire companies primarily involved in the business to business e-commerce and telephony industries. The directors of Internet intend to specialise in the European internet market, but will seek to draw on the financial and operational expertise available through a wide variety of contacts established by the board of Internet in the more mature internet market of the USA. It is intended to appoint further directors to the board very shortly.

Internet will partner those companies where it believes there can be a cross fertilisation of ideas and where sharing resources can be quickly established. The directors of Internet believe it will be able to provide operational assistance, financial support, industry and individual European economy expertise and provide a strategic link between each business designed to bring our partners under one intellectual and economic umbrella. The directors of Internet intend that each of Internet's partnering companies will ultimately contribute to Internet's financial and intellectual core. Internet will emphasise that they are not investors nor venture capitalists, but partners with the companies they acquire.

The directors of Internet wish to establish Internet as one of the premier e-commerce and telephony companies in Europe and is seeking to do this by:

1. -acquiring or partnering companies at an embryonic level of their life-cycle, seeking external finance for the first time. The directors of Internet intend that the technologies of these companies will range from early research and development projects to pre-prototype stage;

2. -acquiring or partnering companies seeking funding for the completion of technology and product development and the commencement of marketing and sales drives. It is intended that these companies would typically have established small sales revenues and require assistance to establish a presence in the market;

3. -acquiring or partnering companies that have already established a market presence, primarily in the USA, who are seeking to expand their operations to the European market. The directors of Internet believe that by modifying already successful US internet businesses to a European model they will have the benefit of the experiences of those companies at the early stage of their respective development and they will have the benefit of the expertise of the directors and officers of Internet in the European countries chosen for expansion;

4. -acquiring or partnering companies involved in the telephone business, with a particular emphasis on wireless access to the internet; and

5. -acquiring or partnering companies involved in software solutions and supplying services to the internet industry. The directors of Internet seek to establish a core turnover quickly, as part of their strategic and financial model. It will be through the involvement with these businesses that support can be given to new internet businesses thereby establishing economies of scale and mitigating potentially significant risks.

Radical will form the core technical base in Europe for Internet's internet, e-commerce and software development activities and the experience and expertise of the management team at Radical will substantially assist Internet in achieving its goals.


Yours sincerely


Nicholas Thistleton
Independent director


                                     PART 2

       LETTER OF RECOMMENDATION FROM THE INDEPENDENT DIRECTORS OF RADICAL



Directors:
G Robert Boot (Executive Chairman and Finance Director)
Julian A Burns (Managing Director)
Philip Roberts (Support Director)
Stefan P Allesch-Taylor (Non-executive Director)


          30 March 2000

Dear Radical Shareholder,

                          Recommended offer for Radical

1. Introduction

On 3 March 2000 Internet announced the terms of a recommended offer to be made by Corporate Synergy on behalf of Internet to acquire the whole of the issued ordinary share capital of Radical. The consideration is to be satisfied by the issue of New Internet Shares. Assuming full acceptance, the Offer will result in the issue of up to 1,281,714 New Internet Shares to Radical Shareholders, representing 7.7 per cent of the issued share capital of Internet.

G Robert Boot, chairman of Radical, is a shareholder in STG which is acting in concert with Internet and he has therefore taken no part in the deliberations of the directors of Radical. Stefan Allesch-Taylor is a director of both Internet and Radical and has therefore taken no part in the Internet directors' or Radical directors' deliberations.

I am writing on behalf of the independent directors of Radical (being Julian Burns and myself) to explain the background to the Offer and the reasons why the Independent Directors, having been so advised by Capital Strategy, consider the terms of the Offer to be fair and reasonable and recommend that you accept the Offer.

The formal Offer is set out in the letter from Corporate Synergy in Part 3 of this document.

2. Terms of the Offer

The Offer is on the following basis:

     for every 143 Radical Shares   50 New Internet Shares

and so in proportion to any other number of Radical Shares held. Fractions of New Internet Shares will not be issued.

The directors of Radical and their immediate families have irrevocably undertaken to accept the Offer in respect of their current beneficial holdings of Radical Shares, totalling 1,780,000 Radical Shares, representing approximately 48.6 per cent. of Radical's current issued share capital. In addition, certain other shareholders have irrevocably undertaken to accept the Offer in respect of 294,500 Radical Shares, representing approximately 8.0 per cent. of Radical's current issued share capital. In total, therefore, irrevocable acceptances have been received for shareholders holding approximately 56.6 per cent of Radical's Shares.

THE NEW INTERNET SHARES WILL BE UNREGISTERED AND WILL NOT BE PUBLICLY TRADABLE FOR A MINIMUM PERIOD OF 12 MONTHS FROM THE DATE OF THEIR ISSUE.

Capital Strategy holds an option over 88,190 Radical Shares which is exercisable at 100p per Radical Share and intends to exercise its option and accept the Offer in respect of those Radical Shares.

3. New Internet Shares

Apart from being unregistered (as explained below) the New Internet Shares to be issued will be issued credited as fully paid and will, when issued, rank pari passu in all respects with the Internet Shares now in issue, including the right to receive all dividends and other distributions declared, made or paid hereafter. Neither Radical nor Internet has declared a dividend nor intends to do so in the foreseeable future.

Although the Internet Shares are currently traded on the NASD bulletin board, THE NEW Internet shares to be issued pursuant to the offer will be unregistered. FULL DETAILS OF THE RIGHTS ATTACHING TO THE NEW INTERNET SHARES ARE SET OUT IN PARAGRAPH 4 OF APPENDIX V.

Internet has undertaken to the directors of Radical to file a registration statement with the SEC no later than 12 months from the date of issue of the New Internet Shares. Internet has also undertaken that during this period it will not file a registration statement with the SEC in respect of Internet Shares owned by STG, a company of which Stefan Allesch-Taylor and Sir Euan Calthorpe are also directors, as well as of Internet, and which for the purposes of the Offer is regarded as acting in concert with Internet, prior to filing the registration statement in respect of the Internet shares to be issued to Radical shareholders.

Your attention is drawn to the fact that the Offer is a share for share exchange and that no loan note or cash alternative is being provided.

4. Background to and reasons for the Offer

Based on the statements made by the Internet directors, Radical's directors believe that shareholder value can be enhanced by the combination of Radical's technical skills and Internet's access to funds and its strategy in markets in which Radical's directors are familiar and experienced.

5. Employees

The directors of Internet have confirmed that the existing employment rights of all management and employees of Radical will be fully safeguarded.

6. Taxation

Your attention is drawn to Appendix IV set out in this document. If you are in any doubt as to your own tax position, you should consult your independent professional adviser immediately.

Radical Shareholders will lose any EIS relief and capital gains tax deferral relief if they accept the Offer. Radical has applied to the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 for confirmation that sections 135 and 136 will apply to Radical Shareholders who accept the Offer.

7. Action to be taken

Radical Shareholders wishing to accept the Offer should complete and return the enclosed Form of Acceptance in accordance with the instructions contained therein and return it to Connaught St. Michaels Limited, PO Box 30, Cresta House, Alma Street, Luton, Beds LU1 2PU, so as to arrive by not later than 3.00 p.m. on 20 April 2000. The procedure for acceptance is set out in paragraph 12 of the letter from Corporate Synergy in Part 3 of this document and in the Form of Acceptance.

8. Further information

The directors of Radical requested the lifting of the suspension of trading in Radical Shares as soon as the detailed announcement of the Offer was made. This also provided an opportunity for those shareholders not wishing to accept the Offer to sell their Radical Shares on the OFEX market if they so wish.

Your attention is drawn to the information set out in the remainder of this document and in particular to the letter from Corporate Synergy setting out the Offer and the procedures for acceptance.

9. Recommendation

The Independent Directors, being Philip Roberts and Julian Burns, who have been so advised by Capital Strategy, consider the terms of the Offer to be fair and reasonable and in the interests of Radical Shareholders. In advising the Independent Directors, Capital Strategy has taken into account the Independent Directors' commercial assessment of the Offer. The Independent Directors recommend Radical Shareholders to accept the Offer as they have undertaken to do in respect of their aggregate holdings of 1,086,000 Radical Shares, representing
30.4 per cent. of the issued share capital of Radical.


Yours sincerely


Philip Roberts
Independent Director



                                     PART 3

                        LETTER FROM CORPORATE SYNERGY PLC



                                                                   30 March 2000

                            Dear Radical Shareholder,


               Recommended offer for Radical on behalf of Internet

1. Introduction

On 3 March 2000 Internet announced the terms of a recommended offer to be made by Corporate Synergy on behalf of Internet to acquire the whole of the issued ordinary share capital of Radical. The consideration is to be satisfied by the issue of New Internet Shares. Assuming full acceptance, the Offer will result in the issue of 1,281,714 New Internet Shares to Radical Shareholders, representing
7.7 per cent of the issued share capital of Internet.

The purpose of this letter is to set out the terms of the recommended offer by Corporate Synergy on behalf of Internet to acquire the entire issued share capital of Radical. This letter contains the formal Offer, which is now being made on behalf of Internet.

Your attention is drawn to the letter from the Independent Directors, in Part 2 of this document, which sets out the reasons why the Independent Directors consider the terms of the Offer to be fair and reasonable and in the interests of Radical Shareholders and recommend the acceptance of the Offer, and also to the letter from the independent directors of Internet in Part 1 of this document, setting out why they are making the Offer.

2. Terms of the Offer

On behalf of Internet, we offer to acquire, on the terms and subject to the conditions set out or referred to in Appendix I to this document, all the Radical Shares in issue on the following basis:

     for every 143 Radical Shares        50 New Internet Shares

and so in proportion to any other number of Radical Shares held. Fractions of New Internet Shares will not be issued.

THE NEW INTERNET SHARES WILL BE UNREGISTERED AND WILL NOT BE PUBLICLY TRADABLE FOR A MINIMUM PERIOD OF 12 MONTHS FROM THE DATE OF THEIR ISSUE.

The Radical Shares will be acquired by Internet under the Offer fully paid and free of all liens, equities, charges and encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and other distributions hereafter declared, made or paid.

Capital Strategy holds an option over 88,190 Radical Shares which is exercisable at 100p per Radical Share and intends to exercise its option and accept the Offer in respect of those Radical Shares.

The directors of Radical and their immediate families have irrevocably undertaken to accept the Offer in respect of their current beneficial holdings of Radical Shares, totalling 1,780,000 Radical Shares, representing approximately 48.6 per cent of Radical's current issued share capital. In addition, certain other shareholders have irrevocably undertaken to accept the Offer in respect of 294,500 Radical Shares, representing approximately 8.0 per cent of Radical's current issued share capital. In total, therefore, irrevocable acceptances have been received for shareholders holding approximately 56.6 per cent of Radical's Shares.

Acceptances of the Offer should be despatched as soon as possible and, in any event, so as to be received not later than 3 pm on 20 April 2000. Instructions on how to accept the Offer are set out in paragraph 13 below and in the Form of Acceptance.

3. New Internet Shares

Apart from being unregistered (as explained below) the New Internet Shares will be issued credited as fully paid and will rank pari passu in all respects with the Internet Shares now in issue, including the right to receive all dividends and other distributions declared, made or paid hereafter. Neither Radical nor Internet has declared a dividend nor expects to do so in the foreseeable future.

Although the Internet Shares are currently traded on the NASD bulletin board, THE NEW INTERNET SHARES WILL BE UNREGISTERED. FULL DETAILS OF THE RIGHTS ATTACHING TO THE NEW INTERNET SHARES ARE SET OUT IN PARAGRAPH 11 BELOW.

Internet has undertaken to the directors of Radical to file a registration statement with the United States Securities and Exchange Commission no later than 12 months from the date of issue of the New Internet Shares. Internet will notify its shareholders when the registration is complete. Internet has also undertaken that during this period it will not file a registration statement with the United States Securities and Exchange Commission in respect of Internet Shares owned by STG, a company of which Stefan Allesch-Taylor and Sir Euan Calthorpe are also directors, as well as of Internet, and which for the purposes of the Offer is regarded as acting in concert with Internet, prior to filing the registration statement in respect of the New Internet Shares to be issued to Radical Shareholders.

4. Background to and reasons for the Offer

The letter from the independent directors of Internet in Part 1 explains the background and reasons for the Offer.

5. Information on Internet

Internet was incorporated in the State of Utah, USA, on 8 March 1977 and its stock is traded in the USA on the NASD Bulletin Board. Internet disposed of its operating business in December 1997 and currently has no operations other than an investment in The MDA Group PLC.

Internet intends to make strategic acquisitions in internet and internet related businesses in Europe, the United States and other regions as these markets expand. Internet intends to effect these acquisitions through the purchase of both minority and majority interests, joint ventures, partnerships and alliances. Internet intends to take an active role in the management and development of investee companies.

The proposed acquisition of Radical will provide Internet with an operating business through which it intends to build further relationships.

6. Information on STG

STG was incorporated in England and Wales on 22 November 1998 as Flowgilt PLC under the Act as a public limited company with registered number 2320261. It subsequently changed its name to Worthing Premier Properties (Holdings) PLC and then to STG Holdings PLC. The registered office of STG is 42-46 High Street, Esher, Surrey KT10 9QY and its principal place of business is 16 Curzon Street, Mayfair, London W1Y 7FF. The directors of STG are Stefan Allesch-Taylor, Sir Euan Calthorpe, Luke Chapman and Anthony Berk and David Venus is company secretary. There are currently 5,428,604 STG Shares in issue. Details of its directors' shareholdings are set out in paragraph 3 of Appendix V.

STG is an investment company and has the following subsidiaries:

o - Miller STG (NI) Limited - Miller STG (NI) Limited holds an option to acquire a 100,000 square foot former factory in Londonderry city centre opposite the 228,000 square foot Foyleside Shopping Centre. It was granted detailed planning permission for a 100,000 square foot shopping centre in July 1999.

o - Landmark STG Limited - Landmark STG Limited has exchanged conditional contracts to acquire a 4.1 acre site on Bradford Road, just off junction 27 of the M62. The company was granted planning permission in August 1999 to build a 45,000 square foot B1 office park on the site.

o -Metropolitan STG (Newry) Limited - this company purchased a site in Newry, Northern Ireland in October 1999. The site has the benefit of outline planning consent for 80,000 square feet of commercial leisure development.

STG has equity stakes in the following companies:

o -The MDA Group PLC - STG holds 3,898,206 ordinary shares of 10p pence each in The MDA Group PLC representing 13.7 per cent of the issued share capital.

o -Internet - STG holds 6,480,000 Internet Shares representing 39.1 per cent of the issued share capital of Internet. Stefan Allesch-Taylor and Sir Euan Calthorpe are directors of both STG and Internet and for the purposes of the Offer, STG and Internet are regarded as acting in concert.

STG was admitted to trading on OFEX in December 1997. Its shares are currently suspended. In the year ended 31 March 1999, STG made a loss before tax of (pound)171,260 on nil turnover. In the year ended 31 March 1998, STG made a loss of (pound)268,132 on turnover of (pound)965. At 31 March 1999, STG had net assets of (pound)378,522 and at 31 March 1998 it had net assets of (pound)446,939.

7. Information on Radical

Radical was founded in 1998 by the directors and senior staff of MDA Computing Limited to effect the management buy-out of the business of MDA Computing Limited.

Radical is a bespoke computer software developer, a business systems integrator and package software supplier. The majority of its current products and services are internet/intranet related, primarily utilising Microsoft(R)1 development tools.

Radical was admitted to OFEX, a facility operated by J P Jenkins Limited, a member of the London Stock Exchange Limited, to allow trading in unquoted companies, on 1 December 1999 and, at the same time, raised approximately (pound)600,000 net of expenses in order to develop its software products and to finance the initial development of an internet portal for the UK health sector. Radical announced on 14 January 2000 that it had received an approach which may or may not lead to an offer and its shares were suspended at 97.5p.

The directors of Radical have warranted to Internet that, except for certain disclosures made to Internet, to the best of their knowledge and belief, the information in the prospectus issued by Radical and dated 28 October 1999 was, at the date of the announcement of the Offer, in accordance with the facts and was not misleading.

The suspension of the trading of Radical Shares on OFEX was lifted with effect from 6 March 2000, following the announcement of the Offer.

8. Financial effects of the Offer

The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects of accepting the Offer for a holder of Radical Shares.

                                                    Notes          Consideration
                                                                      (pound)
Market value of 143 Radical Shares                    (i)             228.80
Market value of 50 New Internet Shares               (ii)             353.77
An increase of                                                         54.6%

Notes:

(i) -The market value of the Radical Shares represent the closing middle market quotation of 160p as derived from Newstrack Limited at the close of business on 28 March 2000, being the latest practicable date prior to the publication of this document.

(ii) -In the view of Corporate Synergy, based on the closing bid price of the Internet Shares of $12.50 on 28 March 2000 and assuming the New Internet Shares will be registered in 12 months, the value of one New Internet Share was not less than $11.25. The market value of 50 New Internet Shares makes this assumption. For accounting purposes the acquisition will be valued at the pre-suspension price of the Radical Shares on OFEX.

(iii) -No account has been taken of any liability to taxation.

The directors of Internet do not believe that a meaningful comparison of gross income for an accepting Radical Shareholder can be made because neither Internet of Radical has paid a dividend and the directors of Internet do not propose that Internet should do so in the foreseeable future.

9. Radical's management and employees

The board of Internet holds the existing management and employees of Radical in high regard and looks forward to working alongside them.

Robert Boot will be appointed Finance Director of STG_following the Offer being declared unconditional as to acceptances.

The directors of Internet have confirmed that the existing employment rights of all management and employees of Radical will be fully safeguarded.

10. Current Trading and Prospects

Internet does not own an operating business. The directors of Internet plan to acquire internet businesses in Europe, the United States and other regions as the markets expand. The size of the acquisitions will vary according to the stage of the business and the involvement but Internet will generally play an active role in the management of businesses in which it invests.

On 24 March 2000, Internet entered into a definitive agreement to acquire 100 per cent. of the equity of Core Ventures Limited, a privately owned internet venture company. The consideration is to be satisfied by the issue to the current owner of Core Ventures Limited, Troy Limited, of 1,800,000 Internet Shares, valuing it at approximately $25,000,000.

The directors of Internet intend to look at investment opportunities and will seek to strengthen the board of Internet. The directors of Internet believe that the prospects for the enlarged group are encouraging.

11. Non-Registration of New Internet Shares

Internet has not registered the New Internet Shares under the Securities Act. Internet is offering and selling the New Internet Shares to US Radical Shareholders in a transaction exempt from the registration requirements of the Securities Act under 4(2) and Regulation D promulgated under it and to non-US shareholders in offers and sales that occur outside the US to persons other than US persons ("foreign purchasers") in offshore transactions meeting the requirements of Rule 903 of Regulation S under the Securities Act. In this paragraph, the terms "offshore transaction", "US and US person" have the meanings given to them in Regulation S.

New Internet Shares which are held by non-US persons may be transferred (i) to other non-US persons in transactions that occur outside the US within the meaning of Regulation S under the Securities Act; (ii) pursuant to an effective registration statement, or (iii) any time after one year from the date of issue, to US persons pursuant to any available exemption from the registration requirements of the Securities Act, and subject to the same restriction of Rule 144 of the Securities Act as set out below.

New Internet Shares which are held by US persons are (i) publicly tradable after one year, subject to the volume, manner of sale and other restrictions of Rule 144 of the Securities Act, and (ii) may be sold (A) pursuant to an effective registration statement or (B) pursuant to any other available exemption from the registration requirements of the Securities Act.

In addition, New Internet Shares which are held for two years by non-affiliates of Internet, who have held such status for at least 90 days, are freely tradable pursuant to Rule 144(K) of the Securities Act.

Internet accredited investor requirements for US Radical Shareholders

Holders of Radical Shares who are US residents, citizens or are otherwise subject to the federal and state securities law of the United States will, if they have not already done so, be required to complete an accredited investment questionnaire so that Internet may ascertain whether the issue of New Internet Shares to US shareholders of Radical would be exempt from registration under section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under it.

The availability of such exemption is dependent in part on the "investment intent" of each US Radical Shareholder receiving New Internet Shares. Each US Radical Shareholder by accepting New Internet Shares will be required to represent to Internet that he is acquiring the New Internet Shares for investment purposes only and without a view to resell or distribute them.

Regulation S requirements for non-US Radical Shareholders

INTERNET IS OFFERING THE NEW INTERNET SHARES TO NON-US RADICAL SHAREHOLDERS IN OFFERS AND SALES THAT OCCUR OUTSIDE THE US TO PERSONS OTHER THAN US PERSONS ("FOREIGN PURCHASERS") IN OFFSHORE TRANSACTIONS MEETING THE REQUIREMENTS OF RULE 903 OF REGULATION S UNDER THE SECURITIES ACT. EACH NON-US RADICAL SHAREHOLDER, BY ACCEPTING NEW INTERNET SHARES, WILL BE REQUIRED TO REPRESENT TO INTERNET
THAT:

(i) -he is not a US person and is not acquiring New Internet Shares for the account or benefit of any US person;

(ii) -he agrees to resell such securities only in accordance with the provisions of Regulation S pursuant to an effective registration statement under the Securities Act, or pursuant to another available exemption from registration, and he will conduct hedging in transactions involving the New Internet Shares only in compliance with the Securities Act.

12. Taxation

Set out in Appendix IV "UK and US Tax Considerations" is a general guide to the tax position under the current UK and US law. Any person who is in any doubt as to his tax position, or who is subject to tax in a jurisdiction other than the UK, should consult his own professional adviser.

13. Procedure for acceptance of the Offer

This section should be read in conjunction with Part C of Appendix I.

(i) To accept the Offer

To accept the Offer in respect of all your Radical Shares, you must complete Boxes 1 and 3 of the enclosed Form of Acceptance. In all cases you must sign Box 2 in the presence of a witness, who should also sign in accordance with the instructions printed in it.

(ii) Return of Form of Acceptance

The Form of Acceptance, duly completed and signed, should be completed and returned to Connaught St Michaels Limited, P.O. Box 30, Cresta House, Alma Street, Luton, Bedfordshire LU1 2PU as soon as possible, but in any event, so as to be received no later than 3.00 p.m. on 20 April 2000.

If you have any questions on how to complete the Form of Acceptance, please telephone Connaught St. Michaels on 01582 405333.

A reply paid envelope is enclosed for your convenience and may be used by Radical Shareholders for returning the Form of Acceptance within the UK. No acknowledgement of receipt of document will be given. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.

(iii) Documents of title

A completed and signed Form of Acceptance must be accompanied by the relevant share certificate(s) and or/other document(s) of title and should be returned by post or hand to Connaught St Michaels Limited. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by Connaught St Michaels Limited not later than 3.00 pm on 20 April 2000 accompanied by a letter stating that the balance will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or documents of title to be lodged with Connaught St Michaels Limited. In the case of loss, you should then write to the registrars of Radical, Harford Registrars at Harford House, 101-103 Great Portland Street, London W1N 6LL, for a letter of indemnity for the lost share certificate(s) and/or document(s) of title which, when completed in accordance with the instructions given, should be sent by post to Connaught St Michaels Limited, P.O. Box 30, Cresta House, Alma Street, Luton, Bedfordshire LU1 2PU.

Acceptance of the Offer where your Radical Shares are in uncertificated form, that is, in CREST

To accept the Offer, the Form of Acceptance must be completed in accordance with the instructions on it and returned by hand or by post to Connaught St Michaels, PO Box 30, Cresta House, Alma Street, Luton, Bedfordshire LU1 2PU as soon as possible, but in any event to be received no later than 3.00 pm on 20 April 2000.

If your Radical Shares are in uncertificated form, you should insert in box 4 of the Form of Acceptance the participant ID and member account ID under which such Radical Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take, or procure to be taken, the action set out below to transfer the Radical Shares in respect of which you wish to accept the Offer to an escrow balance, specifying Connaught St Michaels, in its capacity as a CREST participant under Connaught St Michaels participant ID referred to below as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles no later than 3.00 pm on 20 April 2000.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Radical Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

o    -the number of Radical Shares to be transferred to an escrow balance;
o -your member account ID which must be the same member account ID as inserted in box 4 of the Form of Acceptance;
o -your participant ID which must be the same participant ID as inserted in box 4 of the Form of Acceptance;
o -the participant ID of the escrow agent. This is 7RA02; o the member account ID of the escrow agent. This is RADICAL;
o -the Form of Acceptance Reference Number which is the reference number that appears on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Connaught St Michaels to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of the Reference Number for future reference;
o -the intended settlement date which should be as soon as possible and in any event not later than 3.00 pm on 20 April 2000; and
o -the corporate action number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST.

After settlement of the TTE instruction, you will not be able to access the Radical Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Radical Shares concerned to itself in accordance with paragraph 6 of appendix 1 of part B of this document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Internet may treat any amount of Radical Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID up to the amount of Radical Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned.

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you, or by your CREST sponsor, to enable a TTE instruction relating to your Radical Shares to settle prior to 3.00 pm on 20 April 2000. In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(iv)  Validity of acceptances

Internet and Corporate Synergy reserve the right, subject to the terms of the Offer and the City Code, to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or is not accompanied by the relevant share certificate(s) and/or other documents of title. In that event, the New Internet Shares will not be despatched until after the relevant share certificate(s) and/or document(s) of title or indemnities satisfactory to Internet and Corporate Synergy has/have been received.

(v) Overseas shareholders

The attention of Radical Shareholders who are citizens or residents of jurisdictions outside the UK and of any person, including, without limitation, any custodian, nominee or trustee who may have an obligation to forward this document outside the UK, is drawn to appendix IV to this document.

The availability of the Offer to persons not resident in the UK may be affected by laws of the relevant jurisdiction. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

If you are a resident in any jurisdiction other than the UK, you are advised to consult an independent professional adviser immediately.

14. Settlement

Subject to the Offer becoming or being declared unconditional in all respects, definitive share certificates for the New Internet Shares to which any Radical Shareholder is entitled under the Offer will be issued (i) in the case of acceptances received, valid and complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, valid and complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt.

Definitive certificates for the New Internet Shares will be dispatched by first class post or airmail.

If the Offer does not become or is not declared unconditional in all respects the completed Form of Acceptance, share certificate(s) and/or document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address are set out in Box 3 of the Form of Acceptance or, if none is set out, to the first named holder at his address, All documents and remittances sent by, to or from Radical Shareholders or their agents will be sent at their own risk.

15. Further information

Your attention is drawn to the further information in the Appendices which form part of this document.


Yours faithfully


Justin Lewis
Director



                                   Appendix I

                         Part A: Conditions of the Offer

1. Conditions of the Offer

The Offer (which in this Appendix, save where the context otherwise requires) is subject to the following conditions:

(a) -valid acceptances being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. on 20 April 2000 or such later time(s) and/or date(s) as Internet may, subject to the rules of the City Code, decide for Radical Shares carrying more than 50 per cent. of the voting rights currently exercisable at a general meeting of Radical by all Radical shareholders, including for the purpose of this condition, to the extent (if any) required by the Panel, any such voting rights attaching to any Radical Shares that may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances (whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise), and, for this purpose, Radical Shares which have been unconditionally allotted will be deemed to carry the voting rights which they will carry on issue;.

(b) -the Office of Fair Trading not indicating that it is the intention of the Secretary of State to refer the proposed acquisition of Radical by Internet, or any matters arising there from, to the Competition Commission;

(c) -no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national antitrust or merger control authorities), court or any other person or body whatsoever in any jurisdiction (each a "Third Party") having, prior to the date on which the Offer becomes or is declared unconditional in all respects, done anything which, in each case, would or might:

     (i) -make the Offer or its implementation, or the acquisition or proposed acquisition by Internet or any of its subsidiary undertakings or associated undertakings (including any joint venture, partnership, firm or company in which any member of the Internet Group (aggregating their interests) has a substantial interest) (together, the "Wider Internet Group") of any shares in, or control of, Radical or any of Radical's subsidiary undertakings or associated undertakings (including any joint venture, partnership, firm or company in which Radical and/or any such undertaking (aggregating their interests) has a substantial interest) (together, the "Wider Radical Group"), or any of the assets of such a member, void, illegal or unenforceable under any jurisdiction, or otherwise, directly or indirectly, restrain, prohibit, restrict or delay the same, impede or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere to a material extent therewith;

     (ii) -impose any limitation on, or result in a delay in, the ability of any member of the Wider Internet Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Radical Group;

     (iii) -save pursuant to the Offer or Part XIIIA of the Companies Act 1985, require any member of the Wider Internet Group or the Wider Radical Group to acquire, or to offer to acquire, to a material extent, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider Radical Group owned by any third party; (iv) -require any member of the Wider Radical Group and/or the Wider Internet Group to sell, or offer to sell, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider Radical Group and/or the Wider Internet Group;

     (v) -otherwise adversely affect to a material extent the business, profits, financial or trading positions or prospects of any member of the Wider Internet Group or any member of the Wider Radical Group;

(d) -all applicable waiting periods and any other time periods during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent thereof) in, or under the control of, Radical or any member of the Wider Radical Group by any member of the Wider Internet Group institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference under the laws of any jurisdiction, having expired, lapsed or been terminated;

(e) -save as disclosed in the audited report and accounts of Radical for the year ended 31 March 1999 or in the interim announcement for the period ended 30 September 1999 or as disclosed in writing by Radical to Internet on or before 2 March 2000 there being no provision of any arrangement, agreement, licence, franchise, facility, lease or other instrument to which any member of the Wider Radical Group is a party or by or to which any such member or any of its assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by any member of the Wider Internet Group of some or all of the share capital or assets of Radical or any member of the Wider Radical Group or because of a change in the control or management of Radical or any member of the Wider Radical Group or otherwise, would or might reasonably be expected to result in, to a material extent;

     (i) -any monies borrowed by, or any indebtedness or liability (actual or contingent) of any member of the Wider Radical Group being, or becoming capable of being declared repayable immediately or prior to their or its stated maturity or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

     (ii) -the creation of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business property or assets of any member of the Wider Radical Group or any such security interest becoming enforceable;

     (iii) -any such arrangement, agreement, licence or other instrument being terminated or adversely modified or any onerous obligation or liability arising there under;

     (iv) -any assets or interests of, any member of the Wider Radical Group being or falling to be disposed of or charged, or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business;

     (v) -any member of the Wider Radical Group ceasing to be able to carry on business under any name under which it presently does so;

     (vi) -the interests or business of any member of the Wider Radical Group in or with any person, firm or body or the business of any member of the Wider Radical Group with any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, or adversely modified or affected;

     (vii) -the value of, or financial or trading position or prospects of, any member of the Wider Radical Group being prejudiced or adversely affected; or

     (viii) -the creation of material liabilities (actual or contingent) by any member of the Wider Radical Group;

(f) -no member of the Wider Radical Group having, since 31 March 1999, being the date to which the last published audited report and accounts of Radical were made up, save as disclosed in such report and accounts or in the interim announcement for the period ended 30 September 1999 or otherwise disclosed in writing to Internet on or before 2 March 2000:

     (i) -issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for issues to Radical or wholly-owned subsidiaries of Radical) or redeemed, purchased or reduced any part of its share capital;

     (ii) -recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than dividends lawfully paid to another member of the Radical Group;

     (iii) -made or authorised or proposed or announced its intention to propose any change in its loan capital;

     (iv) -implemented, authorised, proposed or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings, other than, in the case of a disposal, in the ordinary course of business, which is material in the context of the Wider Radical Group taken as a whole, or entered into or changed or made any offer (which remains open for acceptance) to enter into or change the terms of any contract with any director or senior executive of any member of the Wider Radical Group;

     (v) -issued, authorised or proposed, or announced an intention to authorise or propose, the issue of any debentures or incurred any indebtedness or contingent liability other than in the ordinary course of business to a material extent;

     (vi) -save for transactions between members of the Radical Group, merged with any body corporate, partnership or interest (other than in the ordinary course of business) or disposed of, transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced its intention to do so;

     (vii) -entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, or unusual nature, or which involves or could involve an obligation of such a nature or magnitude which is material in the context of the Wider Radical Group or which is or will be restrictive on the business of any member of the Wider Internet Group or the Wider Radical Group or which could be so restrictive to a material extent;

     (viii) -entered into or materially varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or arrangement otherwise than in the ordinary course of business;

     (ix) -waived or compromised any claim which is material in the context of the Wider Radical Group;

     (x) -been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of any business;

     (xi) -proposed any voluntary winding up;

     (xii) -entered into, or varied the terms of, any agreement with any of its directors;

     (xiii) -made any amendment to its memorandum or articles of association; or

     (xiv) -entered into an agreement or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this condition (f);

(g) -since 31 March 1999, save as disclosed by Radical in its report and accounts made up to that date or otherwise disclosed in writing to Internet on or before 2 March 2000:

     (i) -there having been no material adverse change, and no contingent liability or other circumstance having arisen which would or is likely to result in any material adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of Radical or any member of the Wider Radical Group;

     (ii) -no material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Radical Group is or may become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Radical Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider Radical Group which in any such case might adversely affect any member of the Wider Radical Group; and

     (iii) -there having been no receiver, administrative receiver or other encumbrances appointed over any of the assets of the Wider Radical Group or any analogous proceedings or steps taking place in any jurisdiction and there having been no petition presented for the administration of any member of the Wider Radical Group or any analogous proceedings or steps taking place in any jurisdiction.

     -For the purposes of the above conditions:

     (i) -"parent undertaking," "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Companies Act 1985, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act 1985; and

     (ii) -"substantial interest" means a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking.

     -Subject to the requirements of the Panel, Internet reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the above conditions apart from condition (a). If Internet is required by the Panel to make an offer for Radical Shares under the provisions of Rule 9 of the City Code, Internet may make such alterations to the above conditions of the Offer, including condition (a), as are necessary to comply with the provisions of that Rule.

     -The Offer will lapse unless all of the conditions set out above (other than condition (a)) have been fulfilled or (if capable of waiver) waived by midnight on whichever is the later of 21 days after (i) 20 April 2000 and (ii) the date on which condition (a) is fulfilled (or such later date as Internet may with the consent of the Panel decide). Internet shall not be obliged to waive (if capable of waiver) or to treat as satisfied any condition until the latest date for the fulfilment of all conditions referred to in the previous sentence, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

2. Further terms of the Offer

Save with the consent of the Panel, the Offer will lapse if the proposed acquisition of Radical by Internet is referred to the Competition Commission before the later of 3.00 p.m. on 20 April 2000 and the date on which the Offer becomes, or is declared, unconditional as to acceptances. In such circumstances, the Offer will cease to be capable of further acceptance and persons accepting the Offer and Internet shall thereupon cease to be bound by acceptances delivered on or before the date on which the Offer so lapse.

                       Part B: Further Terms of the Offer

Unless the context otherwise requires, any reference in Parts B or C of this Appendix I and in the Form of Acceptance:

(i) -to the "Offer" shall include any revision, variation or renewal or extension of the Offer (as the case may be);

(ii) -to the "acceptance condition" means the condition set out in paragraph 1(a) of Part A of this Appendix I;

(iii) -to the "Offer becoming unconditional" means the acceptance condition becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not becoming unconditional shall be construed accordingly;

(iv) -to "acceptances of the Offer" shall include deemed acceptances of the Offer; and

(v) -"Offer Period" means, in relation to the Offer, the period commencing on 14 January 2000 until whichever of the following dates shall be the latest: (i)
3.00 p.m. on 20 April 2000, (ii) the time and date at which the Offer lapses, and (iii) the time and date at which the Offer become unconditional.

1. Acceptance period

(a) -The Offer will initially be open for acceptance until 3.00 p.m. on 20 April 2000. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is posted to Radical Shareholders. Except with the consent of the Panel, no revision of the Offer may be made or posted after 15 May 2000 or, if later, the date falling 14 days prior to the last date on which the Offer is capable of becoming unconditional.

(b) -The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 29 May 2000 (or any earlier time and/or date beyond which Internet has stated that the Offer will not be extended and in respect of which it has not, where permitted, withdrawn that statement), nor of being kept open for acceptance after that time or date, unless it has previously become unconditional, provided that Internet reserves the right, with the permission of the Panel, to extend the Offer to (a) later time(s) and/or date(s). Except with the consent of the Panel, Internet may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Radical Shares made after 1.00 p.m. on 29 May 2000 (or any earlier time and/or date beyond which Internet has stated that the Offer will not be extended and in respect of which it has not withdrawn, where permitted, that statement) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on 29 May 2000, acceptances received and purchases of Radical Shares made in respect of which all relevant documents are received by Connaught St. Michaels Limited after 1.00 p.m. on 29 May 2000 may (except where the City Code otherwise permits) only be taken into account with the agreement of the Panel.

(c) -If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Internet that the Offer will remain open until further notice, then not less that 14 days' notice in writing will be given prior to the closing of the Offer to those Radical Shareholders who have not accepted the Offer.

(d) -If a competitive situation arises after Internet has made "no extension" statement and/or a "no increase" statement in relation to the Offer, Internet may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel, withdraw that statement provided that it complies with the requirements of the City Code and, in particular, that:

     (i) -it announces such withdrawal as soon as possible (and in any event within four business days of the announcement of the competing offer or other competitive situation) and Radical Shareholders are informed in writing of such withdrawal at the earliest practicable opportunity or, in the case of Radical Shareholders with registered addresses outside the UK or whom Internet knows to be a nominee, trustee or custodian holding Radical Shares for such persons, by announcement in the UK; and

     (ii) -any Radical Shareholders who accepted the Offer after the date of the "no extension" or "no increase" statement are given a right of withdrawal in accordance with paragraph 3(c) of this Part B.

     -Internet may, if it has reserved the right to do so, choose not to be bound by a "no increase" or a "no extension" statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the Board of Radical or in other circumstances permitted by the Panel.

(e) -For the purpose of determining at any particular time whether the acceptance condition has been satisfied Internet shall be entitled to take account only of those Radical Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by Connaught St. Michaels Limited from Radical or its agents at the address specified in paragraph 3(a) of this Part B. Telex, e-mail or facsimile transmission will not be sufficient.

2. Announcements

(a) -By 8.00 a.m. on the business day (the "relevant day") next following the day on which the Offer is due to expire or become unconditional or is revised or extended, as the case may be (or such later time(s) or date(s) as the Panel may agree), Internet will despatch a letter to Radical Shareholders containing an appropriate announcement of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Radical Shares and rights over Radical Shares (as nearly as practicable):

     (i) -for which acceptances of the Offer have been received;

     (ii) -acquired or agreed to be acquired by or on behalf of Internet or any person acting in concert with it during the course of the Offer Period;

     (iii) -held by or on behalf of Internet or any person acting in concert with it prior to the Offer Period; and

     (iv) -for which acceptances of the Offer have been received from any person acting in concert with Internet, and will specify the percentage of Radical Shares represented by each of these figures.

(b) -Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (as defined in paragraph 2(a) of this Part B) or such later time(s) and/or date(s) as the Panel may agree and the announcement will (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice) state the next expiry date. In computing the number of Radical Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or which are subject to verification save that those which could not be counted towards fulfilment of the acceptance condition under Notes 4 and 5 of Rule 10 of the City Code shall not (unless agreed by the Panel) be included.

(c) -In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Internet include the release of an announcement by Corporate Synergy to the press or the posting of an announcement by or on behalf of Internet to Radical Shareholders.

3. Rights of withdrawal

(a) -If Internet, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2(a) of this Part B, an accepting Radical Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice received by hand (during normal business hours) or by post to Connaught St. Michaels Limited, P.O. Box 30, Cresta House, Alma Street, Luton, Bedfordshire LU1 2PU on behalf of Internet. Subject to paragraph 1(b) of this Part B this right of withdrawal may be terminated not less than eight days after the relevant day (as defined in paragraph 2(a) of this Part B) by Internet confirming, if that be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(a) of this Part
B. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) of this Part B will run from the date of such confirmation and compliance.

(b) -If by 3.00 p.m. on 20 April 2000 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Radical Shareholder may immediately thereafter withdraw his acceptance at any time thereafter in the manner referred to in paragraph 3(a) of this Part B before the earlier of (i) the time when the Offer becomes unconditional, and
(ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) of this Part B.

(c) -If a "no extension" statement and/or a "no increase" statement has been withdrawn in accordance with paragraph 1(d) of this Part B any Radical Shareholder who accepted the Offer after that date of such a statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) of this Part B not later than the eighth day after the date on which written notice of such withdrawal is posted to the relevant Radical Shareholder.

(d) -Except as provided by this paragraph 3, acceptances and elections shall be irrevocable.

(e) -In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Radical Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Internet). Telex, e-mail or facsimile transmissions or copies will not be sufficient to constitute written notice.

4. Revised offer

(a) -No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revision represents on the date on which such revision is announced (on such basis as Corporate Synergy may consider appropriate) an improvement or no diminution in the value of the Offer as so revised compared with the consideration or terms previously offered or in the overall value received and/or retained by a Radical Shareholder (under the offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(c), 4(d) and 7 of this Part B, be made available to any Radical Shareholder who has accepted the Offer in its original or any previously revised form (hereinafter called a "previous acceptor"). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(c), 4(d) and 7 of this Part B, be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of Internet and each of the Directors and Corporate Synergy and each of its directors as his attorney and/or agent with authority (i) to accept any such revised offer on behalf of such previous acceptor, (ii) if such revised offer include alternative forms of consideration, to make such elections for and/or accept such alternative forms of consideration in the proportions such attorney and/or agent in his absolute discretion thinks fit, and (iii) to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections.

     -In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

(b) -The authorities conferred by this paragraph 4 and any acceptance of a revised offer and/or any election(s) pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B and duly does so.

(c) -The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall be ineffective, to the extent that a previous acceptor shall lodge with Connaught St. Michaels Limited, within 14 days of the posting of the document containing the revised offer, a form in which he validly elects to receive the consideration receivable by him in some other manner.

(d) -The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall not be exercised if as a result thereof the previous acceptor would (on such basis as Corporate Synergy may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf. The authorities conferred by paragraph 4(a) of this Part B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4.

(e) -Internet and Corporate Synergy reserve the right to treat an executed Form of Acceptance (in respect of the Offer in its original or any previously revised form(s)) which is received dated after the announcement of any revised Offer as a valid acceptance of the revised offer and/or where applicable, a valid election for or acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant Radical Shareholder.

5.   Acceptances and purchases

     Except as otherwise agreed by the Panel:

(a) -an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

(b) -a purchase of Radical Shares by Internet or any person acting in concert with it or its or their nominees will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable,
Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

(c) -before the Offer may become unconditional, Connaught St. Michaels Limited must have issued a certificate to Internet and/or to Corporate Synergy which states the number of Radical Shares in respect of which acceptances have been received and which comply with paragraph 5(a) of this Part B, and the number of Radical Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 5(b) of this Part B. Copies of such certificate will be sent to the Panel and to the financial advisers of Radical as soon as possible after issue. Internet will use its reasonable endeavours to procure the issue of such certificate.

6. General

(a) -Save with the consent of the Panel, the Offer will lapse unless all of the conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Internet in its reasonable opinion to be or remain satisfied in each case by midnight on 29 May 2000 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date(s) as Internet may, with the consent of the Panel, decide. If the Offer lapses for any reason, then it shall cease to be capable of further acceptance and Internet, Corporate Synergy and Radical Shareholders shall thereupon cease to be bound by prior acceptances. Internet shall be under no obligation to waive (if capable of waiver) or treat as satisfied any condition listed in Part A of this Appendix I by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may be capable of fulfilment.

(b) -The Offer will lapse if before 3.00 p.m. on 20 April 2000 or the time or date when the Offer becomes unconditional, whichever is the later, either the acquisition of Radical by Internet is referred to the Competition Commission or its successor.

(c) -Except with the consent of the Panel, settlement of the consideration to which any Radical Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Internet or

Corporate Synergy, may otherwise be, or claim to be, entitled as against such Radical Shareholder and will be effected in the manner described in the letter from Corporate Synergy contained in this document.

(d) -The Offer is made on 30 March 2000 and is capable of acceptance thereafter. Copies of this document, the form of Acceptance and any related documents are available from Connaught St. Michaels Limited, at the address set out in paragraph 3(a) of this Part B.

(e) -The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(f) -The Offer and all acceptances of it and all elections pursuant to it and the Form of Acceptance and all contracts made pursuant to the Offer and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. In respect of matters relating to the Offer, Internet hereby submits to the jurisdiction of the Courts of England. Execution by or on behalf of a Radical Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of Internet or Corporate Synergy to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(g) -Any reference in this document and in the Form of Acceptance to 20 April 2000 shall, except in paragraphs 1(a) and 6(b) of this Part B and where the context otherwise requires, be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h) -Any omission to despatch this document or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer are made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. The Offer extends to any such person and to all Radical Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched and who may not receive such documents, and such persons may collect copies of those documents from Connaught St. Michaels Limited at the address set out in paragraph 3(a) of this Part B.

(i) -If the Offer does not become unconditional in all respects, the share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of Radical Shareholder concerned, to the person or agent whose name and address is set out in the relevant box of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address.

(j) -All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Radical Shareholders concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

(k) -Without prejudice to any other provisions of this Part B, Internet and Corporate Synergy reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this document or in the Form of Acceptance.

(l) -All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Radical Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form of Acceptance, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of Internet.

(m) -Internet and Corporate Synergy reserve the right to notify any matter (including the making of the Offer) to all or any Radical Shareholder(s) (i) with registered addresses outside the UK or (ii) whom Internet or Corporate Synergy know to be nominees, trustees or custodians for such Radical Shareholder(s) with registered addresses outside the UK by announcement or paid advertisement in any daily newspaper published and circulate in the UK or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Radical Shareholders to receive or see such notice, and all references in this document to notice in writing (other than in paragraph 3 of this Part B) shall be construed accordingly.

(n) -Due completion of a Form of Acceptance will constitute an instruction to Internet that, on the Offer becoming unconditional in all respects, all mandates and other instructions or notices recorded in Radical's records immediately prior to the Offer becoming so unconditional.

(o) -If Internet is required by the Panel to make an offer for Radical Shares under the provisions of Rule 9 of the City Code, Internet may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

(p) -All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(q) -All references to time in this document and in the Form of Acceptance are to London time.

7.    Overseas shareholders

(a) -The making of the Offer in, or to persons resident in, or to nationals or citizens of, jurisdictions outside the United Kingdom or to nominees of, or custodians or trustees for, such persons ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such overseas shareholder will be responsible for any such issue, transfer or other taxes or other payments due in such jurisdiction by whomsoever payable and Internet and Corporate Synergy (and any person acting on behalf of either of them) shall be entitled to be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer or other taxes or duties as Internet and Corporate Synergy (and any person acting on behalf of either of them) may be required to pay.

(b) -If you are an overseas shareholder and you are in doubt about your position, you should consult your independent professional adviser.

                           Part C: Form of Acceptance

Each Radical Shareholder by whom, or on whose behalf, the Form of Acceptance is executed (and lodged with Connaught St. Michaels Limited), irrevocably undertakes, represents, warrants and agrees to and with Internet, Corporate Synergy and Connaught St. Michaels Limited (so as to bind him, his heirs, successors and assigns) to the following effect:

1. -that the execution of the Form of Acceptance shall constitute (as appropriate):

     (a) -if Box 2 is completed, an acceptance of the basic terms of the Offer in respect of the number of Radical Ordinary Shares inserted, or deemed to be inserted, in Box 1; and

     (b) -an undertaking to execute any further documents and give any further assurances which may be required in connection with any of the foregoing,

     -in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject to the rights of withdrawal set out or referred to in paragraph 3 of Part B of Appendix I, each such acceptance and election shall be irrevocable provided that if (i) no boxes are completed; or (ii) the total number of Radical Shares inserted in Box 1 is greater than the number of Radical Shares comprised in the acceptance; or (iii) the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the basic terms of the Offer in respect of all of the Radical Shares comprised in the acceptance.

     -For the purposes of this Appendix I and the Form of Acceptance, the phrase "Radical Shares comprised in the acceptance" shall mean the number of Radical Shares inserted in Box 1 of the Form of (as appropriate) or, if no number(s) is/are inserted (or if the greater of (i), (ii) and (iii) below is lower than the number of Radical Shares inserted in Box 1 of the Form of Acceptance), the greater of:

      (a) -the relevant Radical Shareholder's entire registered holding of Radical Shares as disclosed by details of the register of members made available to Connaught St. Michaels Limited prior to the time the relevant Form of Acceptance is processed by them;

     (b) -the relevant Radical Shareholder's entire registered holding of Radical Shares as disclosed by details of the register of members made available to Connaught St. Michaels Limited prior to the latest time for receipt of Forms of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

     (c) -the number of Radical Shares in respect of which certificates or an indemnity in lieu thereof is received;

2. -that the Radical Shares in respect of which the Offer are accepted or deemed to be accepted are sold fully paid and free from all liens, charges, equitable rights, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights attaching thereto on or after 30 March 2000 including without limitation, the right to receive and retain all dividends and other distributions, if any, declared, made or paid on or after two business days following the day on which the Offer are declared wholly unconditional in all respects;

3. -that the execution of the Form of Acceptance and its delivery to Connaught St. Michaels Limited will, subject to the Offer becoming unconditional in all respects in accordance with its terms and the person accepting the Offer not having validly withdrawn his acceptance, constitute the irrevocable appointment of Internet or Corporate Synergy as such shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Radical Shares referred to in paragraphs 1 and 2 of this Part C in favour of Internet or such other person or persons as Internet or its agents may direct and to deliver such form(s) of transfer and/or other document(s) in the attorney's discretion and/or the certificate(s) and/or other document(s) of title relating to such Radical Shares for registration within six months of the Offer becoming unconditional in all respects and to execute all such other documents and to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Internet or its nominees such Radical Shares;

4. -that the execution of the Form of Acceptance and its delivery to Connaught St. Michaels Limited will constitute, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Radical Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

     (a) -to Radical or its agents to procure the registration of the transfer of the Radical Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Internet or as it may direct;

     (b) -subject to the provisions of paragraph 7 of Part B of this Appendix I, to Internet or its agents to procure the despatch by post (or by such other methods as may be approved by the Panel) of a cheque or cash and/or the relevant definitive certificate(s) and/or other document(s) of title to which an accepting Radical Shareholder may become entitled pursuant to his acceptance of the Offer, at the risk of such Radical Shareholder.

5. -that the execution of the Form of Acceptance and its delivery to Connaught St. Michaels Limited, will constitute the irrevocable appointment of Internet or Corporate Synergy as such shareholder's attorney and/or agent (the "attorney") within the terms of paragraph 4 of Part B of this Appendix I and this Part C with authority to execute any further documents and give any further assurances which may be required in connection with the matters referred to in paragraph 4 of Part B of this Appendix I and this Part C;

6. -that, after the Offer becomes or is declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and pending registration:

     (a) -Internet shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Radical or of any class of its shareholders) attaching to any Radical Shares in respect of which the Offer have been accepted or is deemed to have been accepted and not validly withdrawn (but for the avoidance of doubt, not including any dividend paid or payable on or before the business days following the day on which the Offer are declared wholly unconditional in all respects); and

     (b) -the execution of a Form of Acceptance by a Radical Shareholder in respect of the Radical Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

     (i) -constitutes an authority to Radical from such Radical Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of Radical (including any share certificate(s)) to Internet at its registered office;

     (ii) -constitutes an irrevocable authority to Internet or any director of Internet to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such Radical Shares and/or, where appropriate, any appointment pursuant to Section 735 of the Companies Act, appointing any person nominated by Internet to attend general meetings and separate class meetings of Radical or its members (or any of them) (and any adjournments thereof) and to exercise or refrain from exercising (but subject to the City Code) the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

     (iii)-will also constitute the agreement of such Radical Shareholder not to exercise any of such rights without the consent of Internet and the irrevocable undertaking of such Radical Shareholder not to appoint a proxy to attend and not himself to attend any such general meeting or separate class meeting;

     -This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of Appendix I;

7. -that he is irrevocably and unconditionally entitled to transfer the Radical Shares in respect of which the Form of Acceptance is completed and the entire beneficial interest in such Radical Shares in respect of which the Offer are accepted or deemed to be accepted under the Offer will be acquired;

8. -that he will deliver to Connaught St. Michaels Limited, at either of the addresses referred to in paragraph 3(a) of Part B of this Appendix I, his share certificate(s) or other document(s) of title in respect of all Radical Shares held by him in respect of which the Offer have been accepted or are deemed to have been accepted and not validly withdrawn, or an indemnity acceptance to Internet in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

9. -that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

10. -that, if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest in Internet or its nominee(s) or such other persons as it may decide the Radical Shares in respect of which such acceptance is made and all such acts and things as may be necessary or expedient to enable Connaught St. Michaels Limited to perform its functions as escrow agent for the purposes of the Offer;

11. -that he agrees to ratify each and every act or thing which may be done or effected by Internet or Corporate Synergy or Connaught St. Michaels Limited and/or any director of Internet and/or any director of Corporate Synergy and/or any director of Connaught St. Michaels Limited and/or by any of their respective agents and/or by Radical or its agents, as the case may be, in the exercise of any of his powers and/or authorities hereunder;

12. -that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England;

13. -that on execution the Form of Acceptance shall take effect as a deed;

14. -that if any provision of Part B of this Appendix I or this Part C shall be unenforceable or invalid or shall not operate so as to afford Internet or Corporate Synergy or Connaught St. Michaels Limited, or any director of any of them or Radical or any of their respective agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Internet and/or Corporate Synergy and/or Connaught St. Michaels Limited and/or any director of either of them and/or Radical and/or any of their respective agents to secure the full benefits of Part B of Appendix I and this Part C; and

15. -that if he accepts the Offer, he does so on the basis of the information set out in this document.

     -References in this Part C to a Radical Shareholder shall include references to the person or persons executing a Form of Acceptance, and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

     -The terms of acceptance in this Part C are without prejudice to the obligation of Internet pursuant to the final sub-paragraph of paragraph 1 of Appendix 1 Part A: Conditions of the Offer.

                                   Appendix II

                        Financial Information on Radical

Introduction

The following information, comprising Consolidated Profit and Loss Accounts for the two periods ended 31 March 1999, has been extracted from the audited financial statements of Radical and the unaudited interim announcement for the six months ended 30 September 1999. The financial information has been derived from, but does not constitute, statutory accounts within the meaning of Section 240 of the Act.

The financial statements of Radical for the two periods ended 31 March 1999 have been audited by Messrs Lees and the auditors' reports were unqualified and did not contain a statement under Section 237(2) or (3) of the Act. Statutory accounts for the period ended 31 March 1998 and the year ended 31 March 1999 have been delivered to the registrar of companies.

PROFIT AND LOSS ACCOUNTS

                                                              Year        Period
                                                             Ended         Ended
                                               Notes      31 March      31 March
                                                              1999          1998
                                                           (pound)       (pound)
Turnover                                                 1,150,995            --
Change in Work in progress                                  17,980            --
Own work capitalised                                        19,693            --
                                                        ----------    ----------
                                                         1,188,668            --
Staff costs                                               (795,787)           --
Depreciation                                                (5,493)           --
Other operating charges                                   (398,992)           --
                                                        ----------    ----------
                                                        (1,200,272)           --
                                                        ----------    ----------
Operating Loss                                             (11,604)           --
Interest Payable and Similar Charges                          (872)           --
Loss on Ordinary Activities Before Taxation        1       (12,476)
Tax on loss on Ordinary Activities                 2            --            --
                                                        ----------    ----------
Loss for the financial year                                (12,476)           --
                                                        ----------    ----------

There were no recognised gains or losses other than those recorded in the profit and loss accounts.

All of the above amounts are in respect of the results of continuing operations.


BALANCE SHEETS

                                                                      31 March 1999              31 March 1998
                                                   Notes       (pound)      (pound)       (pound)       (pound)
Fixed Assets
Intangible Assets                                      3                     36,693                          --
Tangible Assets                                        4                     26,297                          --
                                                                           --------                    --------
                                                                             62,990                          --
Current Assets
Work in progress                                                17,980                         --            --
Debtors                                                5       227,446                          2
Cash at bank and in hand                                           358                         --
                                                              --------                   --------
                                                               245,784                          2
                                                              --------                   --------
Creditors: Amounts falling due within one year         6       192,750                         --
                                                              --------                   --------
                                                               192,750                         --
                                                              --------                   --------
Net Current Assets                                                           53,034             2
                                                                           --------      --------
Total Assets less Current Liabilities                                       116,024                           2
                                                                           --------                    --------
Capital and Reserves
Called up share capital                                7                    128,500                           2
Profit and loss account                                8                    (12,476)                         --
                                                                           --------                    --------
Equity Shareholders' Funds                             9                    116,024                           2
                                                                           --------                    --------

STATEMENT OF CASH FLOWS
Reconciliation of operating profit to net cash inflow from operating activities

                                                                                       Year        Period
                                                                                      Ended         Ended
                                                                                   31 March      31 March
                                                                                       1999          1998
                                                                        Notes       (pound)       (pound)
Operating Loss                                                                      (11,604)           --
Depreciation Charges                                                                  5,493            --
Increase in Stocks                                                                  (17,980)           --
Increase in Debtors                                                                (227,444)           (2)
Increase in Creditors                                                               150,358            --
                                                                                   --------      --------
Net cash outflow from operating activities                                         (101,177)           (2)
                                                                                   --------      --------
Cash Flow Statement
Net cash outflow from operating Activities                                         (101,177)           (2)
Returns on investment and servicing_ of income                             10          (872)           --
Capital Expenditure                                                        10       (68,483)           --
                                                                                   --------      --------
Financing                                                                  10      (170,532)           (2)
Net decrease in cash                                                       10       128,498             2
                                                                                   --------      --------
                                                                                    (42,034)           --
                                                                                   --------      --------
Reconciliation of net cash movement to movement in net debt
Decrease in cash in the period                                             11       (42,034)           --
Opening net debt                                                                         --            --
                                                                                   --------      --------
Closing net debt                                                                    (42,034)           --
                                                                                   --------      --------

NOTES TO THE FINANCIAL INFORMATION

1. Loss on Ordinary Activities
                                                             Year        Period
                                                            Ended         Ended
                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)       (pound)

This is stated after charging
Auditor's remuneration                                      2,000            --
Depreciation                                                4,493            --
Rent                                                       19,177            --
Amortisation                                                1,000            --
Interest on bank overdraft                                    872            --
Computer operating lease charges                           42,803            --

2. Tax on Profit/(Loss) on Ordinary Activities

There is no corporation tax charge based on loss for the year.


3. Intangible Assets
                                                             Developed Software
                                                                        (pound)
Cost
At 1 April 1998                                                              --
Additions                                                                37,693
                                                                       --------
At 31 March 1999                                                         37,693
                                                                       --------
Depreciation
At 1 April 1998                                                              --
Charge for the Year                                                       1,000
                                                                       --------
At 31 March 1999                                                          1,000
                                                                       --------
Net Book Values
At 31 March 1999                                                         36,693
                                                                       --------
At 31 March 1998                                                             --
                                                                       --------

4. Tangible Fixed Assets

                              Fixtures     Computer     Bought in
                            & Fittings     Hardware      Software         Total
                               (pound)      (pound)       (pound)       (pound)
Cost
At 1 April 1998                     --           --            --            --
Additions                       14,252        7,036         9,502        30,790
                              --------     --------      --------      --------
At 31 March 1999                14,252        7,036         9,502        30,790
                              --------     --------      --------      --------
Depreciation
At 1 April 1998                     --           --            --            --
Charge for the year              1,992          924         1,577         4,493
                              --------     --------      --------      --------
At 31 March 1999                 1,992          924         1,577         4,493
                              --------     --------      --------      --------
Net Book Value
At 31 March 1999                12,260        6,112         7,925        26,297
                              --------     --------      --------      --------
At 31 March 1998                    --           --            --            --
                              --------     --------      --------      --------

5. Debtors

                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)       (pound)
Trade Debtors                                             150,450            --
Prepayments                                                76,996            --
Other Debtors                                                  --             2
                                                         --------      --------
                                                          227,446             2
                                                         --------      --------

6. Creditors: Amounts Falling Due Within One Year

                                                          31 March      31 March
                                                              1999          1998
                                                           (pound)       (pound)
Bank Overdraft (secured)                                    42,392            --
Trade Creditors                                             49,483            --
Other taxes and social security costs                       80,394            --
Accruals and deferred income                                20,481            --
                                                          --------      --------
                                                           192,750            --
                                                          --------      --------

In respect of the bank overdraft the security given represents a first fixed and floating charge over all assets of Radical.

7. Share Capital

                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)       (pound)
Authorised Ordinary shares of(pound)1 each              1,000,000         1,000
                                                        ---------     ---------
Allotted, called up and fully paid
  Ordinary shares of(pound)1 each                         128,500             2
                                                        ---------     ---------

During the period ended 31 March 1998 two shares were issued at par to form the initial capital of Radical and during the year ended 31 March 1999 128,498 ordinary shares were issued at par to increase the capital base of Radical.

8. Statement of Movements on Profit and Loss Account

                                                             Year        Period
                                                            Ended         Ended
                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)        (pound)
At beginning of year-                                          --            --
Retained loss for the year                                (12,476)           --
At 31 March 1999                                          (12,476)           --
                                                         --------      --------

9. Reconciliation of Movements in Shareholders' Funds

                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)       (pound)
Loss for the financial year                               (12,476)           --
Issue of share capital                                    128,498             2
                                                         --------      --------
Net addition to shareholders funds                        116,022             2
Opening shareholders' funds at 1 April 1998                     2            --
                                                         --------      --------
Closing shareholders' funds at 31 March 1999              116,024             2
                                                         --------      --------

10. Gross Cash Flows

                                                              Year        Period
                                                             Ended         Ended
                                                          31 March      31 March
                                                              1999          1998
                                                           (pound)       (pound)
Returns on investments and service of finance
Interest paid                                                 (872)           --
                                                          --------      --------
Capital Expenditure
Payments to acquire intangible fixed assets                (37,693)           --
Payments to acquire tangible fixed assets                  (30,790)           --
                                                          --------      --------
                                                           (68,483)           --
                                                          --------      --------
Financing
Issuing of ordinary share capital                          128,498             2
                                                          --------      --------

11. Analysis of Changes in Net Debt

                                At 1 April        Cash       Other   at 31 March
                                      1998       Flows     Changes         1999
                                   (pound)     (pound)      (pound)     (pound)
Cash at bank and in hand                --         358          --          358
Overdrafts                              --     (42,392)         --      (42,392)
                                  --------    --------    --------     --------
Total net debt                          --     (42,034)         --      (42,034)
                                  --------    --------    --------     --------

12. Commitments

Annual commitments under operating leases are as follows:

                                       31 March 1999              31 March 1998
                                     Land &                   Land &
                                  Buildings      Other     Buildings       Other
Date of Expiry
Within one year                          --     26,904            --          --
Between two and five years           29,679     20,568            --          --
                                   --------   --------      --------    --------
                                     29,679     47,472            --          --
                                   --------   --------      --------    --------

13. Contingent Liabilities

As at the balance sheet dates there were no contingent liabilities.

14. Directors' Emoluments

                                                          Year        Period
                                                         Ended         Ended
                                                      31 March      31 March
                                                          1999          1998
                                                       (pound)       (pound)
Remuneration as executives                             172,374            --
                                                      --------      --------

15. Transaction with Related Party

A director of Radical, Mr G R Boot, received fees of (pound)16,200 and disbursements of (pound)8,406 in respect of services provided to Radical prior to completion of the purchase of the business of MDA Computing Ltd.

16. Employment Costs
                                                             Year        Period
                                                            Ended         Ended
                                                         31 March      31 March
                                                             1999          1998
                                                          (pound)       (pound)
Wages and salaries                                        548,758            --
Social security costs                                      74,655            --
                                                         --------      --------
                                                          623,413            --
                                                         --------      --------
Average number of employees
(including executive directors)                                27            --
                                                         --------      --------

17. Accounting Policies

a. Accounting Convention

     -The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards.

b. Depreciation

     -Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost of each asset over its expected useful life as follows:

      Fixtures and fittings        15% per annum on reducing balance
      Computer Hardware            25% per annum on straight line
      Bought in software           20% per annum on a straight line

c. Developed Software

     -Expenditure is charged as incurred, with the exception of software development expenditure on an individual project where the future recoverability can be foreseen with reasonable assurance. Any expenditure carried forward is amortised in line with the expected sales from the related project.

d. Turnover

     -Turnover represents the value of work executed for clients during the year excluding value added tax.

e. Stocks and work in Progress

     -Stocks and work in progress are stated at the lower level of cost and net realisable value. Cost includes all production overheads and an attributable proportion of indirect overhead expenses.

f. Long term Contracts

     -Amounts recoverable on contracts, which are included in debtors, comprise costs plus attributable profit less provision for foreseeable losses. Cost includes direct staff costs and outlays, together with attributable overheads. Attributable profit is only added where the contract can be reasonably assessed before its conclusion and consideration is also given to the percentage of contract completed. Fees rendered on account are deducted from amounts recoverable on contracts and, to the extent that they exceed the value of work done, are included in creditors as payment on account.

g. Foreign Currency

     -Assets and liability denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date.

     -Transactions in foreign currencies are translated into sterling and recorded at the rate ruling at the date of the transaction. All exchange differences are dealt with in the profit and loss account.

h. Leasing and Hire Purchase Commitments

     -Assets obtained under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful lives.

     -The interest element of the lease and hire purchase contracts is charged to the profit and loss account at a constant rate over the period of the agreement.

     -Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the lease term.

i. Deferred Taxation

     -The company provides for deferred taxation on the liability method and provision is made to the extent that there is a reasonable probability that a liability will crystallise in the foreseeable future.

j. Pension Costs

     -The company does not operate a pension scheme.

Set out below is the unaudited profit and loss account and unaudited balance sheet for the six month period to 30 September 1999 contained in the unaudited interim announcement of Radical published on 4 January 2000.

Unaudited Profit and Loss Account for the 6 months ended 30 September 1999

                                                      30 Sep 1999  30 Sep 1998
                                                          (pound)      (pound)
Turnover                                                  566,345      622,594
Cost of Sales                                              27,478        9,895
                                                          -------      -------
GROSS PROFIT                                              538,867      612,699
Administrative Expenses                                  (533,701)    (632,868)
                                                          -------      -------
OPERATING PROFITS (LOSS)                                    5,166      (20,169)
Interest Payable                                           (4,768)      (2,221)
                                                          -------      -------
PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION          398      (22,390)
Tax on Profit on Ordinary Activities                           --           --
                                                          -------      -------
PROFIT FOR THE HALF YEAR                                      398      (22,390)
Dividends                                                      --           --
                                                          -------      -------
Retained Profit for the Half Year                             398     (222,390)
                                                          -------      -------
Earnings per share                                           0.03p      (17.63p)

Unaudited Balance Sheet as at 30 September 1999
                                                      30 Sep 1999  30 Sep 1998
                                                          (pound)      (pound)
FIXED ASSETS
Tangible assets                                            18,635       41,590
Intangible assets                                         203,814           --
                                                          -------      -------
TOTAL FIXED ASSETS                                        222,449       41,590
CURRENT ASSETS
Work in progress                                            3,358       24,800
Debtors                                                   211,234      223,801
Cash at Bank and in Hand                                      501          447
                                                          -------      -------
                                                          215,093      249,048
CREDITORS: amounts falling due within one year           (321,120)    (186,028)
                                                          -------      -------
TOTAL ASSETS LESS CURRENT LIABILITIES                     116,422      104,610
CREDITORS: amounts falling due after more than one year        --           --
                                                          -------      -------
                                                          116,422      104,610
                                                          -------      -------
CAPITAL AND RESERVES:
Share Capital                                             128,500      127,000
Profit and Loss Account                                   (12,078)     (22,290)
                                                          -------      -------
Shareholders' Funds                                       116,422      104,610
                                                          -------      -------

                                  Appendix III

                        Financial Information on Internet

Introduction

The Internet financial information for the period ended 31 December 1999 has been extracted without material adjustment from the audited financial statements of Internet included in its Form 10-K for the year ended 31 December 1999 filed with the SEC. Such financial statements have been prepared in accordance with US generally accepted accounting principles and the rules and regulations of the SEC. The unqualified audit opinion of Callaghan Nawrocki, independent auditors of Internet, is also included in such Form 10-K.

The Internet financial information for the years ended 31 December 1998 and 31 December 1997 has been extracted, without material adjustment, from the audited financial statements of Internet included in its Form 10-K for the years ended 31 December 1998 and 31 December 1997 filed with the SEC. Such financial statements have been prepared in accordance with US generally accepted accounting principles and the rules and regulations of the SEC. The unqualified audit opinion of Callaghan Nawrocki, independent auditors of Internet, is also included in such Form 10-K.


A. Years ended 31 December 1997 and 31 December 1998

Balance Sheets
                                                    31 December     31 December
                                                           1997            1998
ASSETS
Current Assets
  Cash                                                   $1,600            $271
  Accrued Interest Receivable
  Other Receivable                                      $34,000
  Prepaid Expenses
                                                     ----------      ----------
  Total Current Assets                                  $35,600            $271

Total Assets                                            $35,600            $271
                                                     ----------      ----------
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and Accrued Expenses                 $20,380         $13,520

  Total Current Liabilities                             $20,380         $13,520
Total Liabilities                                       $20,380         $13,520

Stockholders' Equity
  Common Stock issued                                    $2,119          $2,119
  Additional Paid-in capital                         $5,723,560      $5,723,560
  Retained Earnings                                 ($5,710,459)    ($5,738,928)
                                                     ----------      ----------
  Total Stockholders' Equity                            $15,220        ($13,249)

                                                        $35,600            $271
                                                     ----------      ----------

Profit and Loss Accounts

                                                    31 December     31 December
                                                           1997            1998
REVENUES                                                 $3,813             $79

EXPENSES                                               $130,974         $28,548
                                                     ----------      ----------
Net Loss from continuing operations                   ($127,161)       ($28,469)

Loss from Discontinued Operations                   ($2,359,612)             $0
                                                     ----------      ----------
Net Loss                                            ($2,486,773)       ($28,469)
                                                     ----------      ----------

Cash Flow Statements

                                                       Internet Holdings, Inc.
                                                       Statement of Cash Flow

                                                    31 December     31 December
                                                           1997            1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                            ($2,486,773)       ($28,469)
Adjustments to reconcile net loss to to net
  cash provided by operating activities:
  Loss from discontinued operations                  $2,359,612              $0
  Increase in accrued interest receivable                    $0              $0
  (Decrease)/Increase in other receivable              ($34,000)        $34,000
  Decrease in prepaid expenses                               $0              $0
  Decrease in accounts payable
    and accrued expenses                               ($87,239)        ($6,860)
                                                     ----------      ----------
Net cash provided by operating activities             ($248,400)        ($1,329)

CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash                                       $0              $0
Shares issued in private placement                   $2,375,000              $0
Proceeds from convertible loan note                    $125,000              $0
                                                     ----------      ----------
Net cash provided by financing activities            $2,500,000              $0

CASH FLOWS FROM INVESTING ACTIVITIES                ($2,250,000)             $0

NET INCREASE/(DECREASE) IN CASH                          $1,600         ($1,329)

CASH, BEGINNING OF YEAR                                      $0          $1,600
                                                     ----------      ----------
CASH, END OF YEAR                                        $1,600            $271
                                                     ----------      ----------

Notes to Financial Statements

(1) Business and organisation

     -Internet Holdings, Inc. (the "Company") was originally incorporated in the State of Utah on 22 July 1977, under the name of Western Corn Dog Factories. The Company has had a series of mergers with other companies, all accounted for as reverse acquisitions, with the Company in each case changing its name to that of or similar to the reverse acquiror. In this regard, the Company's previous names were: _ -Resources West, Inc., Magma Resources, Inc., Cellular Telecommunications & Technologies, Inc. and China Biomedical Group, Inc. The name Internet Holdings, Inc. was adopted on 12 July 1996.

     -In 1993, the Company acquired Cellular Payphones, Inc., ("CPI"), (a Delaware Corporation), whereby all of the issued and outstanding shares of CPI were exchanged for approximately 90 per cent. of the issued and outstanding stock of the Company. This transaction was accounted for as a reverse acquisition purchase, in which CPI was the acquiring corporation, and the Company was the acquired corporation. The Company accounted for this transaction as a recapitalisation of CPI, with the issuance of 2,625,000 shares of common stock for the net assets of the Company. Following the 1993 acquisition, the Company was engaged in the business of (i) installation and servicing of cellular credit-card pay telephones in taxicabs, radio-cabs, limousines, rental cars, trains, ferries, hotels, and business conference centers, and (ii) the data processing and development of streamline software specialising in credit card authorisation processing with real-time billing functions. The Company ceased such operations in October 1994 due to substantial losses. Effective 3
April 1995, the Company acquired C.B. Marketing and Investment Limited, a privately-held English corporation engaged in the business of medical market research and the manufacture of pharmaceuticals and contraceptives in the Peoples' Republic of China. On 22 April 1996, the Company entered into a divestiture agreement with respect to C.B. Marketing and Investment Limited. During 1996, the Company was reorganised to invest in internet and ISDN ("International Standard Digital Network") related technologies.

     -On 22 May 1997, the Company acquired Chiron Systems Ltd. ("CSL"), a privately-held English Corporation engaged in the business of designing and developing ISDN related products. During 1997, the Company, through CSL provided hardware and software products and services for internet and ISDN applications. CSL had expected to confirm several substantial orders from the Far East during the last quarter of 1997 based upon a new range of products. However, these orders never materialised due to alleged specification failure, resulting in a need for additional funding. The Company decided not to make any further investment in CSL and, effective 19 December 1997, exercised its right to divest CSL under the terms of the acquisition agreement. CSL was subsequently placed into liquidation by its creditors. During its ownership of CSL, the Company invested in joint ventures in Asia and West Africa in connection with the delivery of products and services being developed by CSL. As a result of the failure of CSL to develop the requisite products and technology, and the corresponding divestiture of CSL, the Company became engaged in various legal proceedings with its joint venture partners which was finally settled in October 1999.

     -The Company presently has no revenue producing operations or activities and has suffered recurring losses from operations. Management's plans include seeking an acquisition candidate in the internet and related technology fields. In connection with such a transaction, which, similar to the Company's previous mergers will actually be a reverse acquisition, the Company may seek to raise proceeds from the sale of its securities. On 27 October 1999 the Company filed a Form _8-K setting out a contingent acquisition which, if consummated, would provide the Company with $2,160,000 in cash and liquid securities. This agreement is conditional on the settlement of all outstanding litigation, the filing of outstanding reports and the maintenance of the Company's quotation on the NASD Bulletin Board.

(2) Summary of significant accounting policies:

     Foreign currency translation -

     -Gains and losses from foreign currency transactions are reflected in current operating results. Exchange adjustments resulting from the translation of financial statements have been reflected as a separate component of stockholders' equity. The cumulative adjustment was eliminated upon the divestiture of foreign operations.

     Revenue and cost recognition -

     -Revenues are generally recognised as earned and expenses are recognised when incurred under the accrual basis of accounting.

     Net loss per share -

    -Net loss per share was computed by dividing net loss by the weighted average number of common shares issued and outstanding during the period.


     Income taxes -

     -The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", to account for deferred income taxes. Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred taxes. Deferred tax assets and/or liabilities, if any, are classified as current and noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability.


(3) Discontinued operations

     -On 19 December 1997, the Company's Board of Directors approved a divestiture agreement whereby the Company delivered to certain shareholders who had previously owned Chiron Systems Ltd., ("CSL") all the outstanding shares in this corporation, which had been acquired by the Company on _22 May 1997. In return, the CSL shareholders transferred to the Company 1,320,157 shares (2,640,313 shares pre-reverse split) of the Company's common stock. In connection therewith, the Company recognised $361,641 of losses relating primarily to unrecoverable loans receivable from this divested corporation.

     -In conjunction with its ownership of CSL, the Company entered into joint ventures in Asia and West Africa for the delivery of products and services being developed by CSL. During the year ended _31 December 1997, the Company invested $2,250,000 in certain assets purchased from joint venture partners. As a result of the failure of CSL to develop the requisite products and technology, and the corresponding divestiture of CSL, the Company became engaged in various legal proceedings with its joint venture partners. In October 1999, a comprehensive settlement agreement was reached by the Company with its joint venture partners. By this agreement, the Company agreed not to pursue claims against certain assets purchased from the joint venture partners, the joint venture partners agreed not to pursue claims against the Company relating to negligence and breach of contract and the Company was released from debts totalling $252,029. This resulted in a net write-off to the Company of $1,997,971, which is reflected as a loss from discontinued operations for the year ended 31 December 1997.

(4) Accounts payable and accrued liabilities

     -As of 31 December 1997, accounts payable and accrued liabilities consist primarily of obligations for legal and professional fees.

(5) Stockholders' equity

     -On 11 March 1997, the Board of Directors approved a 1-for-8 reverse stock split of the issued and outstanding shares of the Company's common stock.

     -On 22 May 1997, the Company acquired Chiron Systems Ltd., a privately-held English Corporation in a stock-for-stock exchange. As a result of such transaction, the Company issued 2,640,313 shares of its authorised but unissued shares of its common stock to the shareholders of Chiron Systems Ltd. On _19 December 1997 the Company exercised its right to divest Chiron Systems Ltd., under the terms of the acquisition agreement. Accordingly, 1,320,157 (post 1-for-2 reverse stock split) shares were returned to the Company and immediately cancelled.

     -On 22 May 1997, the Board of Directors approved the issuance of 150,000 shares of the Company's common stock in satisfaction of obligations in the amount of $37,500.

     -On 9 June 1997, the Board of Directors approved a 1-for-2 reverse stock split of the issued and outstanding shares of the Company's common stock.

     -On 20 June 1997, the Company sold pursuant to a private placement under Regulation S, 1,483,935 shares of common stock for proceeds of $2,375,000. The proceeds are net of $147,689 of placement costs.

     -On 12 August 1997, 250,000 shares of the Company's common stock were issued pursuant to the conversion of a loan note in the amount of $125,000.

     -On 19 December 1997, the Board of Directors approved the issuance of 203,304 shares of the Company's common stock in satisfaction of obligations in the amount of $35,000.

(6) Income taxes

     -The income tax provision is summarised as follows for the year ended 31 December 1997 and 1996:

                                                                      Year Ended
                                                                     31 December
                                                                            1997
      Federal                                                                $0
      State and local                                                         0
                                                                     ----------
      Total                                                                  $0
                                                                     ----------

      Statutory rates of income tax 40% Income tax effect related to the following items:
        Net operating losses                                                (40)
                                                                     ----------
      Total                                                                   0
                                                                     ----------
      Effective rate of income tax                                            0%
                                                                     ----------

     -The Company has net operating loss carryforwards to offset future taxable income of approximately $5 million expiring in the years 2009 through 2013. As it is not more likely than not that the resulting deferred tax benefits will be realised, a valuation allowance has been recognised for such deferred tax assets.

(7) Commitments and contingencies

     -The Company has not filed federal nor state income tax returns for the past several years, and is currently working with the Internal Revenue Service and state taxing authorities to ensure filings of all requisite returns are made as soon as possible. In management's opinion, there are no material liabilities as a result of the delay in filing these returns.


(8) Legal proceedings and subsequent events

     -During the period subsequent to 31 December 1998 various legal proceedings were settled. Reference is made to Note 3 for details as to such resolution.

Period ended 31 December 1999
Balance Sheet

                                                          Internet Holdings Inc.
                                                                    & Subsidiary
                                                                  (A Development
                                                               Stage Enterprise)
                                                            Consolidated Balance
                                                                           Sheet
                                                                31 December 1999
ASSETS
Current Assets
  Cash                                                                  $506,149
  Accrued Interest Receivable                                             $1,474
  Prepaid Expenses                                                      $194,445
                                                                      ----------
  Total Current Assets                                                  $702,068

Investments, at cost                                                    $666,406
                                                                      ----------
Total Assets                                                          $1,368,474
                                                                      ----------
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and accrued expenses                                  $85,591

  Total Current Liabilities                                              $85,591

Convertible Note, subsequently converted                                 $50,000

Total Liabilities                                                       $135,591

Stockholders' Equity
  Common Stock issued                                                    $11,359
  Additional Paid-in capital                                          $1,217,362
  Retained Earnings                                                       $4,162
                                                                      ----------
  Total Stockholders' Equity                                          $1,232,883

                                                                      $1,368,474
                                                                      ----------

Profit and Loss Accounts
                                                         Internet Holdings Inc.
                                                                   & Subsidiary
                                                                 (A Development
                                                               Stage Enterprise)
                                                                 For the Period
                                                                 from Inception
                                                                 (Oct 18-Dec 31)
                                                                           1999
REVENUES                                                                $10,971

EXPENSES                                                                 $6,809
                                                                     ----------
Net Income                                                               $4,162
                                                                     ----------



Cash Flow Statement

                                                         Internet Holdings Inc.
                                                                   & Subsidiary
                                                                 (A Development
                                                               Stage Enterprise)
                                                         Consolidated Statement
                                                                   of Cash Flow
                                                                 For the Period
                                                                 from Inception
                                                                 (Oct 18-Dec 31)
                                                                           1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                               $4,162
Adjustments to reconcile net loss to to net
  cash provided by operating activities:
  Increase in accrued interest receivable                               ($1,474)
  (Increase) decrease in other receivable                                    $0
  Decrease in prepaid expenses                                           $5,555
  Increase (Decrease) in accounts payable
    and accrued expenses                                                 $1,214
                                                                     ----------
Net cash provided by operating activities                                $9,457

CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash                                                 $496,692
Shares issued in private placement                                           $0
Proceeds from convertible loan note                                          $0
                                                                     ----------
Net cash provided by financing activities                              $496,692

CASH FLOWS FROM INVESTING ACTIVITIES                                         $0

NET INCREASE (DECREASE) IN CASH                                        $506,149

CASH, BEGINNING OF YEAR                                                      $0
                                                                     ----------
CASH, END OF YEAR                                                      $506,149
                                                                     ----------

Notes to Consolidated Financial Statements

(1) Organisation and basis of presentation

     -Internet Holdings, Inc. (the "Company") is the successor consolidated entity formed by the reverse acquisition on 22 December 1999 by Fairfax Equity, Ltd, of Internet Holdings, Inc. a publicly-held company originally incorporated in Utah in 1977, under the name, Trolley Enterprises, Inc. Fairfax Equity, Ltd, ("Fairfax") which is treated as the accounting acquirer in the transaction, was incorporated in the United Kingdom on 18 October 1999. The accompanying financial statements are those of Fairfax from its inception with the former Internet Holdings, Inc. consolidated from the date of acquisition.

     -Prior to its reverse acquisition by Fairfax, control of the former Internet Holdings, Inc., as well as the corporate name, had changed many times. All prior operations had previously been discontinued and all claims and counterclaims were settled, the last of which settlements occurred in October 1999.

     -Pursuant to the reverse acquisition, Fairfax's shareholders were issued 8,640,000 shares of the Company, then constituting 80.3 per cent. of outstanding common shares. At the time of acquisition, the majority stockholder of Fairfax represented the value of its cash and investment assets to be not less than $2,160,000. In the event that when the investment is realised, the net proceeds, together with cash at the date of acquisition, total less than $2,160,000, the majority stockholder of Fairfax has guaranteed to contribute additional cash to bring the total amount up to $2,160,000.

     -The Company is presently in the development stage, and is seeking and/or negotiating the acquisition of more than one internet/e-commerce related businesses. (See Note 6).

     (2) Summary of significant accounting policies:

     o    Cash and cash equivalents

     -The Company considers investments with original maturities of three months or less to be cash equivalents.

     o    Investments

     -Investments consist of a 14 per cent. equity position in a corporation established in England, which is stated at historical cost.

     o    Foreign currency translation

     -Gains and losses from foreign currency transaction are reflected in current operating results.

     o    Income taxes

     -The Company did not incur any income taxes in its initial period.

     o    Earnings per share

     -Net income per share was computed by dividing net income by the weighted average number of common shares issued and outstanding during the period.

     o    Comprehensive income

     -Other than net income, the Company has no items of comprehensive income as defined by generally accepted accounting principles.

(3) Consulting agreement

     -In connection with the acquisition agreement with Fairfax Equity Ltd. on 22 December 1999, the Company entered into a consulting agreement with an unrelated company to assist the Company with its strategy, expansion and financing. Upon signing of the agreement, the Company issued the consultant 600,000 shares of common stock for services to be rendered in the upcoming year. The shares were valued at $200,000 and were recorded as prepaid expense at the date of the agreement.

(4) Accounts payable and accrued liabilities

     -As of 31 December 1999, accounts payable and accrued liabilities consist primarily of obligations for legal and professional fees.

(5) Convertible loan note

     -On 25 October 1999, Internet Holding, Inc. raised $50,000 through the issuance of a convertible loan note (the "Note"). The Note was offered pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S promulgated by the Securities and Exchange Commission. The purpose of this funding was to enable the Company to file all outstanding reports required by the Securities Exchange Act of 1934, as amended, and to search for suitable acquisition candidates in the internet related fields. The Note bore interest at 5.5 per cent. per annum. The Note is convertible upon demand by the Noteholder into common stock in the Company at the rate of $0.25 per share. (See Note 6).

(6) Subsequent events:

     o    Issuance of common stock

     -On 24 January 2000, the $50,000 convertible loan note was converted into 200,000 shares of the Company's common stock.

     -On 28 January 2000, the Company sold 5,000,000 shares of its common stock at a price of $1.00 per share pursuant to Regulation S. The Company received the full $5,000,000 and estimates that its expenses for this issue will be less than $50,000. The Company has agreed to register 25 per cent. of the shares under the Securities Act of 1933, as amended.

     -In consideration for underwriting the issue in full, the underwriter received warrants to purchase up to 1,000,000 shares of common stock of the Company. The warrants are exercisable at $1.00 per share if exercised within one year of the "first closing of the underwriting agreement" and $10.00 per share if exercised within two years of the "first closing of the underwriting agreement". Warrants which have not been exercised within two years will expire automatically.

                              Corporate acquisition

     -On 3 March 2000, the Company entered into an agreement to acquire Radical Technology PLC ("Radical"). In connection therewith, it is anticipated that the Company will issue approximately 1,281,714 shares of common stock, then constituting approximately 7.7 per cent. of its outstanding shares, to the stockholders of Radical in order to acquire 100 per cent. of the issued capital stock of Radical.



                                   Appendix IV

                          UK and US Tax Considerations


1.   UK considerations

THE FOLLOWING COMMENTS ARE INTENDED AS A GENERAL GUIDE TO THE POSITION UNDER UK LEGISLATION AND INLAND REVENUE PRACTICE AS AT THE DATE OF THIS DOCUMENT AND RELATE ONLY TO CERTAIN LIMITED ASPECTS OF THE UNITED KINGDOM TAXATION POSITION OF RADICAL SHAREHOLDERS. IN PARTICULAR, THEY DO NOT ADDRESS CERTAIN TAXATION CONSEQUENCES APPLICABLE TO RADICAL SHAREHOLDERS WHO HOLD THEIR SHARES OTHERWISE THAN AS AN INVESTMENT. ANY RADICAL SHAREHOLDER WHO IS IN ANY DOUBT ABOUT HIS/HER OWN TAX POSITION SHOULD CONSULT HIS/HER PROFESSIONAL ADVISER.


(a)  UK tax on chargeable gains

     -Liability to tax on chargeable gains will depend on the individual circumstances of Radical shareholders.

     (i) Acquisition of New Internet Shares

     1. -A Radical individual or corporate Shareholder who, either alone or together with person connected with him, does not hold more than five per cent of the shares in Radical, should not be treated as having made a disposal of his Radical Shares for the purposes of UK tax on chargeable gains to the extent that he receives New Internet Shares in exchange for his Radical Shares under the Offer. Any gain or loss which would otherwise have arisen on a disposal of Radical Shares may be "rolled-over" into the New Internet Shares and the New Internet Shares will be treated as the same asset as his Radical Shares, acquired at the same time and for the same consideration as he acquired his Radical Shares.

     2. -Provided that the UK Inland Revenue consider that the exchange of Radical Shares for New Internet Shares took place for bona fide commercial reasons and not as part of a scheme or arrangement for the avoidance of tax a Radical individual or corporate shareholder who either alone or together with persons connected with him holds more than five per cent of the shares in Radical will also not be treated as having made a disposal of his Radical shares for the purpose of calculating his UK tax liability on chargeable gains. Any gain or loss which would otherwise have arisen on a disposal of Radical Shares may be "rolled over" into the New Internet Shares and the New Internet Shares will be treated as the same and for the same consideration as he acquired his Radical Shares. An application for advance clearance under section 138 Taxation of Chargeable Gains Act 1992 has been submitted to the UK Inland Revenue.

     (ii) Disposal of New Internet Shares

     -A subsequent disposal of all or any of the New Internet Shares may, depending on individual circumstances, give rise to a liability to UK tax on chargeable gains.

     -Any disposal of New Internet Shares by an individual shareholder who is resident or ordinarily resident in the UK will give rise to a chargeable gain or an allowable loss. This is calculated taking into account the allowable original cost to the shareholder of acquiring his Radical Shares. For individual shareholders and trustees indexation allowance should be available to uplift the original cost when calculating any chargeable gain (but not any allowable loss) in respect of the period of ownership of the Radical Shares up to 5 April 1998. After that, some taper relief may be available to reduce the amount of chargeable gains realised on the subsequent disposal of the New Internet Shares depending on the complete number of years for which the Radical Shares and the New Internet Shares have been held at the date of disposal. For corporate shareholders indexation relief continues to be available after 5 April 1998 and was not replaced by taper relief.


(b)  Taxation of dividends

     -The gross amount of dividends paid on shares to individuals who are resident in the UK for UK tax purposes is subject to UK tax at the rate of 32.5 per cent. in the hands of individuals who pay the higher rate of UK tax and 10 per cent. in the hands of individuals who pay UK tax at lower rates. Dividends paid on shares to UK companies are subject to UK corporation tax.

     -The rate of UK withholding tax on dividends paid to individuals who qualify as resident in the UK or to a UK company which controls less than 10 per cent. of the voting stock of the company is reduced under the terms of the US/UK treaty to 15 per cent. and to 5 per cent. for companies which control more than 10 per cent. of the voting stock.

     -The US tax withheld may be claimed as a credit against UK income tax or corporation tax as the case may be, charged in respect of the gross dividend received, but no refund of any excess withholding tax may be claimed.

(c)  UK Stamp duty and stamp duty reserve tax (SDRT)

     -No stamp duty or SDRT will be payable by Radical Shareholders as a result of accepting the Offer.

(d) Enterprise Investment Scheme (EIS) Your attention is drawn to paragraph 6 of Part 2 of this document.

2. Certain US Federal Income Tax Considerations

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. IT IS LIMITED TO US FEDERAL TAX CONSIDERATIONS AND DOES NOT ADDRESS THE SPECIFIC CIRCUMSTANCES OF A PARTICULAR RADICAL OR INTERNET SHAREHOLDER. ACCORDINGLY EACH RADICAL SHAREHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE US FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE HOLDING AND DISPOSING OF INTERNET SHARES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY US STATE, LOCAL OR NON-US TAXING JURISDICTION.

In this summary "US Holder" means any person that is (1) a citizen or resident of the US, (2) a corporation or partnership created or organized in the US under the laws of the US or of any state, (3) an estate whose income is includable in gross income for US federal income tax purposes regardless of its source, or (4) a trust if a court within the US is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust. A "Non US Holder" is any person other than a US Holder. For the purposes of this summary, it is assumed that Radical Shareholders hold their Radical Shares, and will hold New Internet Shares received in exchange for their Radical Shares, as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986 as amended (the "Code").

(a) The Offer

     -It is expected that the exchange of Radical Shares for New Internet Shares pursuant to the Offer will qualify as a reorganization within the meaning of section 368(a) of the Code assuming the exchange so qualifies:

     (i) -Radical Shareholders will recognize no gain or loss on the exchange of their Radical Shares for New Internet Shares. Generally, a Non US Holder of Radical Shares will not be subject to US federal income tax on such gain unless an exception described in paragraph 2 (b) (ii) below under "Sale, exchange, redemption or other disposition" applies to the Non US Holder or the information reporting and back-up withholding requirements described in paragraph 2(b)(iv) under "Information reporting and backup withholding" are not met.

     (ii) -Notwithstanding the foregoing, if any of the New Internet Shares are received by a Radical Shareholder more than one year after the exchange, a portion of the value of such shares will be treated as interest income in the year the shares are received. For US Holders, such interest will be taxed at ordinary income tax rates. For Non US Holders, such interest may be subject to withholding of US federal income tax at a rate of 30 per cent. unless such rate is reduced by an applicable tax treaty. However, if the interest income is US trade or business income (as defined below in paragraph 2(b) to a Non US Holder, it generally will be subject to tax at ordinary income tax rates. In general, the amount of interest income will be the excess of the value of the New Internet Shares at the time they are received over the value of such shares discounted at a prescribed interest rate.

     (iii) -The tax basis of New Internet Shares received by Radical shareholders will be the same as the tax basis of the Radical Shares exchanged for such New Internet Shares, except that the tax basis of any New Internet Shares treated as interest will be the amount of such interest; and

     (iv) -The holding period for the New Internet Shares received by Radical Shareholders will be the same as the holding period of the Radical Shares exchanged for such New Internet Shares, except that the holding period for any New Internet Shares treated as interest will begin on the date of the receipt of such shares.

     -If the exchange of Radical Shares for New Internet Shares pursuant to the Offer does not qualify as a reorganization within the meaning of section 368(a) of the Code, a Radical Shareholder will recognize gain or loss in an amount equal to the difference between (1) the sum of the fair market value of the New Internet Shares and (2) the Radical shareholder's tax basis in the Radical Shares surrendered in the exchange. Such gain or loss will be long-term or short term depending on whether the Radical Shares have been held for more than one year at the time of the exchange. Generally, Non US Holders of Radical Shares will not be subject to US federal income tax on any such gain unless an exception described in paragraph 2(b) (ii) below under "Sale, exchange, redemption or other disposition" applies to the Non US Holder or the information reporting and back-up withholding requirements described in paragraph 2 (b) (iv) below under "Information reporting and backup withholding" are not met.

(b) The holding and disposition of New Internet Shares by Non US Holders

     -For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of New Internet Shares will be considered to be "US trade or business income" if such income or gain is (1) effectively connected with the conduct of a US trade or business or (2) in the case of a treaty country resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the US.

     (i) Dividends

     -In general, dividends paid to a Non US Holder of New Internet Shares will be subject to withholding of US federal income tax at a 30 per cent. rate unless such rate is reduced by an applicable tax treaty. Dividends that are US trade or business income are generally subject to US federal income tax on a net basis at regular income tax rates, and are not generally subject to the 30 per cent. withholding tax if the Non US Holder provides a Form W-8ECI or successor form to the payor. Any US trade or business income received by a Non US Holder that is a corporation may also, under certain circumstances, be subject to an additional
"branch profits tax" at a 30 per cent. rate or such lower rate as may be applicable under a tax treaty. Under current tax rules, dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty to reduce the rate. Under US Treasury Regulations generally effective 1 January 2001, ("the Final Regulations"), a Non US Holder of New Internet Shares who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements, which will include the requirement that the Non US Holder file a Form W-8BEN containing the holder's name and address and may require the Non US Holder to provide certain documentary evidence issued by foreign governmental authorities as proof of residence in the foreign country. A Non US Holder of New Internet Shares who is eligible for a reduced rate of US withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     (ii) Sale, exchange, redemption or other disposition

     -Subject to the information below under "Information reporting and backup withholding", a non-U.S. Holder of New Internet Shares generally will not be subject to U.S. Federal Income Tax in respect of gain recognised on a sale, exchange or disposition unless (a) if an income tax treaty does not apply, the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, or, if an income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (b) in the case of an individual Non-U.S. Holder, such holder is present in the United States for at least 183 days in the taxable year of the disposition and either the income from the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or the holder has a "tax home" in the United States, or (c) the U.S. Holder is subject to tax pursuant to the provisions of the U.S. Federal Income Tax Laws applicable to certain United States expatriates.

     (iii) Federal estate tax

     -New Internet Shares owned or treated as owned by an individual Non US Holder who is not a citizen or resident of the US for US federal estate tax purposes will be included in such individual's gross estate for US federal estate tax purposes unless an applicable estate tax treaty otherwise provides.

     (iv) Information reporting and backup withholding

     -Internet must report annually to the Internal Revenue Service and to each Non US holder any dividend income that is subject to withholding of US tax. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non US Holder resides. Under current law, backup withholding at the rate of 31 per cent. generally will not apply to dividends paid to a Non US Holder at an address outside the US (absent actual knowledge that the payee is a US person). Under the Final Regulations, however, a Non US Holder will be subject to backup withholding unless a Form W-8BEN is provided and certain other requirements are met. The payment of proceeds from the disposition of common stock to or through the US office of any broker, US or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non US status under penalty of perjury or otherwise establishes its entitlement to an exemption from information reporting and backup withholding, and the broker does not have actual knowledge that the holder is a US person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from the disposition of New Internet Share to or through a non US office of a non-US broker that is not a "US related person" will not be subject to information reporting or backup withholding. For this purpose, "US related person" is a foreign person with one or more enumerated relationships with the US. In the case of the payment of proceeds from the disposition of New Internet Shares to or through a non-US office of a broker that is either US person or a US related person, the regulations require information reporting on the payment unless the broker has documentary evidence in this files that the owner is a Non US Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through the foreign office of a broker that is a US person or a US related person (absent actual knowledge that the payee is a US person). Any amounts withheld under the backup withholding rules from a payment of a Non US Holder will be allowed as a refund or a credit against such Non US Holder's US federal income tax liability provided the requisite procedures are followed.

                                   Appendix V

                             Additional Information

1. Responsibility

The directors of Internet, whose names are set out in paragraphs 2 below, accept responsibility for the information contained in this document (other than that relating to Radical, the directors of Radical and their immediate families and related trusts). To the best of the knowledge and belief of the directors of Internet (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Radical, whose names are set out in paragraph 2 below, accept responsibility for the information contained in this document relating to Radical, the directors of Radical and their immediate families and related trusts. To the best of the knowledge and belief of the directors of Radical (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   Directors

(a)  The directors of Internet are as follows:

     Stefan Paul Allesch-Taylor                     Executive Chairman
     Nicholas Harvey Thistleton                     Executive Director
     Sir Euan Anstruther-Gough Calthorpe Bt         Non Executive Director

     -The business address of all the directors of Internet is 16 Curzon Street, London W1Y 7FF, the principal place of business of Internet is 116 John Street, Suite 1313, New York, NY 10038, USA, and the registered agent of Internet is HIQ Corporate Services Inc, 1108 E. South Union Avenue, Midvale, Utah 84047.

(b)  The directors of Radical are as follows:

     George Robert Boot                             Executive Chairman
     Julian Amory Burns                             Managing Director
     Philip Roberts                                 Support Director
     Stefan Paul Allesch-Taylor                     Non-executive Director

     -The business address of all the directors of Radical is Jessop House, 100 Tamworth Road, Croydon, Surrey CR0 1XX, being the registered address of Radical.


3. Disclosure of Shareholding and Dealings

For the purposes of this Appendix V:

     -"disclosure period" means the period commencing on 14 January 1999 (the date twelve months prior to the commencement of the Offer period) and ended on 28 March 2000 (the latest practicable date prior to the posting of this document).

     "associate" means:

     (aa) -subsidiaries and associated companies of Radical and companies with which any such subsidiaries or associated companies are associated;

     (bb) -banks, financial and other professional advisers (including stockbrokers) to Radical or a company covered in paragraph (aa) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

     (cc) -the directors of Radical and the directors of any company covered in paragraph (aa) above (together in each case with any member of their immediate family or related trusts); and

     (dd) -the pension funds of Radical or a company covered in paragraph (aa) above;

     -"relevant securities" means Radical Shares, Internet Shares, STG Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect thereof and derivatives referenced thereto;

     -a "bank" does not apply to a bank whose sole relationship with a member of Radical is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work.

A. Interests and dealings in the share capital of Radical

     (a) Interests

     (i) -At the close of business on 28 March 2000 (the latest practicable date prior to the posting of this document), the interests in Radical Shares, all of which are beneficial unless otherwise stated, of the directors of Radical, the directors of Internet, their immediate families and their connected persons, which have been notified to Radical pursuant to sections 324 or 328 of the Companies Act or are required to be entered in the register referred to in section 325 of the Companies Act, were as follows:

                                                   Number of Radical Shares held
     G Robert Boot                                             694,000
     Julian A Burns                                            486,000
     Philip Roberts                                            600,000
     Stefan P Allesch-Taylor                                       Nil
     Nicholas H Thistleton                                         Nil
     Sir Euan A-G-Calthorpe                                        Nil

     (ii) -On 26 October 1999, Capital Strategy was granted an option to subscribe for up to 88,190 Radical Shares at a price of 100p per Radical share at any time or times during a period of three years commencing 1 December 1999.

     (b) Dealings

     -The directors of Radical, the directors of Internet, their immediate families or connected persons have dealt for value in the Radical shares during the disclosure period as follows:

     (i) -on 8 October 1999 G R Boot, J A Burns and P Roberts were each allotted 2000 Radical Shares at 5p per share as part of a general issue to staff under the staff motivation policy;

     (ii) -on 1 December 1999, at the request of JP Jenkins Limited, the directors of Radical made available some of their Radical Shares in order to assist liquidity on the OFEX market and as a result G R Boot sold 8,000 Radical Shares, J A Burns sold 16,000 Radical Shares and P Roberts sold 2,000 Radical Shares.

B. Interests and dealings in the share capital of Internet

     (a) Interests

     (i) -At the close of business on 28 March 2000 (the latest practicable date prior to the publication of this document), the interests in Internet Shares, all of which are beneficial unless otherwise studied, of the directors of Radical, the directors of Internet, their immediate families and their connected persons, which would have been notified to Internet pursuant to sections 324 or 328 of the Companies Act or would be required to be entered in the register referred to in section 325 of the Companies Act, were as follows:

                                                        Number of      Options/
                                                  Internet shares      warrants
G Robert Boot                                                 Nil           Nil
Julian A Burns                                                Nil           Nil
Philip Roberts                                                Nil           Nil
Stefan P Allesch-Taylor                                       Nil           Nil
Nicholas H Thistleton                                         Nil           Nil
Sir Euan A-G-Calthorpe                                        Nil           Nil

     (ii) -STG owns 6,480,000 Internet shares. The directors of STG are Stefan P Allesch-Taylor, Anthony A Berk, Sir Euan A-G-Calthorpe and Luke D Chapman.

C. Interests and dealings in the share capital of STG

     (a) Interests

     (i) -At the close of business on 28 March 2000 (the latest practicable date prior to the posting of this document), the interests in STG Shares, all of which are beneficial unless otherwise stated, of the directors of Radical, the directors of Internet, their immediate families and their connected persons, which have been notified to STG pursuant to sections 324 or 328 of the Companies Act or are required to be entered in the register referred to in section 325 of the Companies Act, were as follows:

                                                        Number of    Number of
                                                       STG Shares   STG options
G Robert Boot (1)                                         333,714           Nil
Julian A Burns                                                Nil           Nil
Philip Roberts                                                Nil           Nil
Stefan Allesch-Taylor (2)                               2,576,236       359,083
Nicholas H Thistleton                                         Nil           Nil
Sir Euan A-G-Calthorpe                                    731,744           Nil

     (1) Of G Robert Boot's shareholding in STG 114,846 STG Shares are held by him as trustee.

     (2) -2,321,712 STG Shares are registered in the name of The Dependable Foundation Limited, of which Stefan Allesch-Taylor and his family are beneficiaries. A further 152,860 STG Shares are registered in the name of Semley Holdings Limited, a company of which Stefan Allesch-Taylor is a director.

     (b) Dealings

     (i) -On 29 January 1999, Sir Euan Calthorpe subscribed for 33,428 STG Shares at a price of 70 pence per share. on 15 February 1999 he was issued with a convertible loan note for (pound)76,600 for cash consideration. This loan note was convertible at 70p per STG Share, and no interest was payable on it. He converted this loan note into 109,428 STG Shares on 10 June 1999. on 14 June 1999, he was issued with 200,000 STG Shares for cash consideration of 75p per STG Share. on 7 December 1999 he was issued with 388,888 STG Shares for cash consideration of 90p per STG Share.

     (ii) -_on 2 July 1999, The Dependable Foundation Limited was issued with convertible loan stock for (pound)1,665,000. This represented its interest in the profit share of STG subsidiary and joint venture companies. The loan stock was convertible at 90p per share and interest was payable on it at the rate of 4% per annum. On 8 October 1999, it converted (pound)384,300 together with interest on that sum to that date, into 431,585 STG Shares at 90p per share. The balance of the loan stock was converted into 1,451,226 STG Shares on 23 December 1999.

     (iii) -On 2 July 1999 Semley Holdings Limited was issued with convertible loan stock for (pound)135,000. This represented its interest in the profit share of STG subsidiary and joint venture companies. The loan stock was convertible at 90p per share and interest was payable on it at the rate of 4% per annum. on 23 December 1999 it converted the loan stock together with interest on it to that date, into 152,975 STG Shares.

     (iv) -on 30 April 1999, Robert Boot was issued with convertible loan notes for a total of (pound)254,788.07. of this amount, (pound)86,137.07 was held by him as trustee. These loan notes were converted into 339,714 STG Shares on 29 September 1999. of that number, 114,846 STG Shares are held by him as trustee.

     (v) _-on 12 February 1999, Capital Strategy were issued with a convertible loan note for (pound)5,000 for cash consideration. This loan note was convertible at 70p per STG Share and no interest was payable on it. It was converted on 10 June 1999 into 6,666 STG Shares.

     (vi) -Mark Warde Norbury, a director of Capital Strategy, purchased 6,560 STG Shares at a price of 75p per share on 22 January 1999. on 12 February 1999 he was issued with a convertible loan note for (pound)10,000, for cash consideration convertible at 72p per share with interest payable at the rate of 8% per annum. on 10 June 1999 he converted the sum of (pound)10,000 together with interest into 14,266 STG Shares. He purchased 5,000 STG Shares at a price of 72p per share on 15 July 1999. on 7 December 1999 he subscribed for 55,555 STG Shares for cash consideration at a price of 90p per share.

     (vii) -Anthony Drury, a director of Capital Strategy purchased 1,400 STG Shares at a price of 73p per share on 16 July 1999.

     (viii) -On 14 July 1999, Corporate Synergy sold 10,000 STG Shares at 60p per share and on 15 July 1999 it sold 5,106 STG Shares, also at 60p per share. Corporate Synergy no longer holds any STG Shares.

D. General

     (a) -Save as disclosed above, neither Internet nor any of its subsidiaries, nor any of the directors of Internet or directors of Radical, nor any member of their immediate families nor, so far as the directors of Internet or Radical are aware (having made due and careful enquiry), and connected person, nor any person deemed to be acting in concert with Internet, owns, controls or (in the case of the Directors of Internet or directors of Radical, their immediate families and connected persons) is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

     (b) -Save as disclosed above, neither Radical nor any of its subsidiaries, nor any of the directors of Radical, nor any member of their immediate families nor, so far as the directors of Radical are aware (having made due and careful enquiry), any connected person, nor any person deemed to be acting in concert with Radical, owns, controls or (in the case of the directors of Radical, their immediate families and connected persons) is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

     (c) -Save as disclosed above and so far as Radical is aware, no banker, stockbroker, financial or other professional adviser to Radical, nor any firm in which any of them is a partner, nor any subsidiary or associated company of Radical, nor any person controlling, controlled by or under the same control of such banker, stockbroker, financial or other professional adviser, nor any pension fund of Radical or any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Radical, owns, controls or is interested, directly or indirectly, in any relevant securities, nor has any such person dealt for value therein during the disclosure period.

     (d) -No arrangement exists between any person and Internet, any person acting in concert with Internet, Radical or any associate of Internet or Radical in relation to relevant securities including, in addition to indemnity and option arrangements, any agreement or understanding, formal or informal, of whatever nature, which may be an inducement to deal or refrain from dealing nor has any such person dealt for value therein during the disclosure period.

4. Rights attaching to the New Internet Shares

(a) -Internet has not registered its issue of the New Internet Shares or the resale of those shares. Accordingly, Radical Shareholders who receive New Internet Shares in this Offer (and each subsequent purchaser of the New Internet Shares) may not, and agree not to, offer, sell or otherwise transfer publicly the New Internet Shares prior to:

     (i) -the date which is one year after the date of the issuance of the New Internet Shares in this Offer, in which case the New Internet Shares may only be sold pursuant to the volume, manner of sale and other limitations contained in Rule 144 under the Securities Act; or

     (ii) -the date which is two years (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder) after the date of the issue of the New Internet Shares in this Offer;

     -unless such offer, sale or transfer is made pursuant to a registration statement which has been declared effective under the Securities Act non US persons who acquire New Internet Shares in the Offer may transfer to other non US person in transactions that occur outside the US within the meaning of Regulation S under the Securities Act, or is pursuant to any other available exemption from the registration requirements of the Securities Act.

(b) -The resale of the New Internet Shares pursuant to an exemption from the Securities Act is contingent upon Internet receiving an opinion of counsel (at the cost of Radical Shareholders) reasonably satisfactory to Internet stating that any sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of the Securities Act. In no event will a sale or transfer be permitted if, in the opinion of Internet or its counsel, such sale or transfer would violate the Securities Act or state securities laws, including investor suitability standards.

(c) -The Radical Shareholders understand that, except if registered pursuant to the Registration Rights Agreement described below. Internet has undertaken to the directors of Radical to file a registration statement with the United States Securities and Exchange Commission no later than 12 months from the date of issue of the New Internet Shares. Internet has also undertaken that during this period it will not file a registration statement with the United States Securities and Exchange Commission in respect of Internet Shares owned by STG which for the purposes of the Offer are acting in convert with Internet, as well as of Internet, and which for the purposes of the Offer is regarded as acting in concert with Internet, prior to filing the registration statement in respect of the Internet Shares to be issued to Radical Shareholders. Each certificate representing the New Internet Shares will be endorsed with the legends in substantially the following form:

     -THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 OR ANOTHER EXEMPTION PROMULGATED UNDER SUCH ACT AND INTERNET RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO INTERNET, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

(d) -Holders of New Internet Shares, which are "common stock" are entitled to one vote per share on all matters to be voted upon by the stockholders of Internet, and the holders of common stock vote together as a single class on all matters to be voted upon by the stockholders.

     -The holders of common stock are entitled to receive ratably such dividends when, as and if declared from time to time by the directors of Internet out of the assets of Internet available for the payment of dividends to the extent permitted by law, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of Internet' certificate of incorporation. Internet does not, however, anticipate paying any cash dividends in the foreseeable future.

     -Holders of common stock have no pre-emptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund. Holders of common stock also do not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected.

(e) -In the event of any liquidation, dissolution or winding up or Internet, whether voluntary or involuntary, after payment of the debts and other liabilities of Internet, and subject to the rights of holders of shares of preferred stock, holders of common stock are entitled to share pro rata in any distribution of remaining assets to the stockholders. All of the outstanding shares of common stock are fully paid and non-assessable.

5. Market Quotations

The following table shows the middle market prices of Radical Shares as derived from Newstrack Limited 1 December 1999, being the date of their admission to trading on OFEX and the first dealing day of each subsequent month, and 28 March 2000 (the latest practicable date prior to posting of this document) and_2 March 2000 being the latest date prior to the posting of the announcement of the terms of the Offer:

1  December 1999                                                     117.5p
4  January 2000                                                       82.5p
1  February 2000                                                      97.5p*
1  March 2000                                                         97.5p*
2  March 2000                                                         97.5p*
28 March 2000                                                        160.0p

*Radical Shares were suspended between 14 January 2000 and 6 March 2000.

6. Material Contracts

6.1 Radical

     -The following contracts have been entered into by Radical, not being contracts entered into in the ordinary course of business, within the 2 years immediately prior to the Offer Period which are or may be material:

     (a) -agreement made 15 May 1998 between MDA Computing Ltd (1), Radical (2) and Messrs G R Boot, J A Burns, S Khan and P Roberts (Investors) (3) whereby the Company purchased the MDA Computing business for an aggregate consideration of (pound)7,004 plus additional consideration.

     (b) -agreement made 7 June 1999 between M Segal and G R Boot (1) and Radical (2) for the use and sale by the Company of a Job Costing System whereby 50 per cent of the sale proceeds of Job Costing Systems (as invoiced by Radical) is payable to Messrs Segal and Boot when the sale proceeds are received by Radical.

     (c)  -agreement  made 27  September  1999  between  Radical (1) and Capital
Strategy (2) whereby Capital Strategy agreed to arrange for the flotation of Radical on the OFEX market in consideration of a fee of (pound)20,000, 5 per cent. of the funds raised in the offer and the option to subscribe for Ordinary Shares referred to in sub-paragraph 6.1(d) below.

     (d) -agreement made 26 October 1999 between Radical (1) and Capital Strategy (2) whereby Capital Strategy were granted an option to subscribe for up to 88,190 Ordinary Shares at a price of 100p per Radical Share for a period of three years from completion.

     (e) -agreement made 3 March 2000 between MDA Computing  Limited (1) Radical
(2) and the Investors (3) whereby the parties agreed how the additional consideration obligations of the Investors under the contract referred to in sub-paragraph 6.1.(a) would be satisfied by the Investors.

6.2   Internet

     -The following contracts have been entered into by Internet or a subsidiary of Internet, not being contracts entered into in the ordinary course of business, within the 2 years immediately prior to the Offer Period which are or may be material:

     (a) -acquisition agreement and Plan of Reorganisation dated 28 October 1999 between Internet (1) Fairfax Equity Limited (2) and STG Holdings PLC and TH Investments Limited (3) whereby Internet purchased the issued share capital of Fairfax Equity Limited in exchange for the issue by Internet of a total of 8,640,000 Internet Shares at US$0.25 a share representing 80.2 per cent. of Internet's capital after the acquisition;

     (b) -a settlement agreement dated 25 November 1999 between Internet (1) Agritech Holdings Limited (2) and Ghanagricola Limited pursuant to which disputes relating to W S Clarke Limited and Chiron Systems Limited were settled;

     (c) -a private  placement  agreement dated 17 January 2000 between Internet
(1) and Panther Capital Limited (2) pursuant to which 5,000,000 Internet Shares were placed at $1 per share. The entire 5,000,000 Internet Shares were taken up by Panther Capital Limited.

     (d) -a conditional agreement dated 24 March 2000 by which Internet agreed to acquire the entire outstanding capital stock of Core Ventures Limited, a company incorporated in England, from Troy Limited, a Cayman Corporation, for a consideration of the issue of 1,800,000 Internet Shares.

7. Service Contracts

(a) -Service agreements have been entered into between Radical and the directors of Radical, the principal terms of which are summarised below:

                                  Pension
                  Current    contribution       Annual
                Effective     of contract     per cent
     Directors       Date    remuneration    of salary        Position
G Robert Boot     1.10.99   (pound)70,000       Nil           Executive Chairman
Julian A Burns    1.10.99   (pound)64,000       Nil           Managing Director
Philip Roberts    1.10.99   (pound)50,000       Nil           Support Director

(b) -G R Boot's contract is terminable on twelve month's written notice by either party and allows G R Boot to reduce his time spent working for the company to a minimum of three days per week with a proportionate reduction of salary.

(c) -J A Burns' and P Roberts' contracts are terminable on six month's notice by either party.

(d)   There is no employment agreement with S P_Allesch-Taylor.

(e) -There are no service agreements existing or proposed between the directors and Internet or Radical which are not terminable within one year by Internet or Radical respectively without payment of compensation.

(f) -There is no arrangement under which any director of Internet or of Radical has agreed to waive future emoluments.

(g) -Save for the agreements referred to above, there are no existing or proposed service agreements between any of the directors of Radical or the directors of Internet and any member of Internet or Radical.

(h) -Save for the salaries or fees to be paid to the directors of Radical, there will be no variation in the total emoluments received by the directors of Internet or the directors of Radical as a result of the Offer.

8. Other Information

(a) -No proposal exists in connection with the Offer that any payment be made to any person as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(b) -Save as disclosed elsewhere in this document, no agreement, arrangement or understanding exists between Internet or any party acting in concert with Internet for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Radical having any connection with or dependence upon the Offer.

(c) -No agreement, arrangement or understanding exists whereby the beneficial ownership of any of the Radical Shares acquired in pursuance of the Offer will be transferred to any other person, save that Internet reserves the right to transfer any Radical Shares so acquired to any other member of the Internet Group.

(d) -Corporate Synergy and Capital Strategy have given and not withdrawn their written consents to the issue of this document with the inclusion of their respective opinions and recommendations, and the references to their respective names in the form and context in which they appear.

(e) -Other than as disclosed in parts 1 and 3 of this document there has been no material change in the financial or trading position of Internet since 31 December 1999 (the date to which the last accounts of Internet were prepared).

(f) -Other than as disclosed in Part 2 of this document there has been no material change in the financial or trading position of Radical since 31 March 1999 (the date to which the last audited accounts of Radical were prepared).

9. Documents Available for Inspection

Copies of the following documents will be available for inspection at the offices of Fladgate Fielder, 25 North Row, London, W1R 1DJ, during usual business hours on any weekday (Saturdays and public holidays excepted) while the Offer remain open for acceptance:

(a)  the memorandum and articles of association of Radical;

(b)  the articles of incorporation and bylaws of Internet;

(c) -the published audited consolidated accounts of Radical for the two financial periods ended 31 March 1998 and 31 March 1999;

(d) the published audited accounts of Internet of the three financial years ended 31 December 1999;

(e) the material  contracts referred to in paragraph 6 of this Appendix V;

(f)  the written consents referred to in paragraph 8(d) of this Appendix V;

(g)  the service contracts referred to in paragraph 7 of this Appendix V;

(h)  this document and the Form of Acceptance; and

(i) -the irrevocable undertakings to accept the Offer described in the letter from the Independant Directors.

30 March 2000


                                   Appendix VI

                                   Definitions

The following definitions apply throughout this document and in the accompanying Form of Acceptance, unless the context otherwise requires.

"Act"                       the Companies Act 1985 (as amended)

"Capital Strategy"          Capital Strategy Plc, financial adviser to Radical,
                            which is regulated by the Securities and Futures
                            Authority Limited

"City Code"                 the City Code on Takeovers and Mergers

"Corporate Synergy"         Corporate Synergy PLC, financial adviser to Internet
                            which is regulated by the Securities and Futures
                            Authority Limited

"Form of Acceptance"        the form of acceptance, authority and election
                            relating to the Offer

"Independent Directors"     the independent directors of Radical being Philip
                            Roberts and Julian Burns

"Internet"                  Internet Holdings Inc

"Internet Shareholders"     holders of Internet Shares

"Internet Shares"           ordinary shares of common stock in Internet of
                            US$0.001

"New Internet Shares" the new unregistered common stock of US$0.001 each in Internet to be issued, credited as fully paid pursuant to the Offer

"Offer" the Offer for Radical being made by Corporate Synergy on behalf of Internet as described in this document

"Panel"                     the Panel on Takeovers and Mergers

"Receiving Agent"           Connaught St. Michaels Limited

"Radical"                   Radical Technology plc

"Radical Shareholders"      holders of Radical Shares

"Radical Shares"            ordinary shares of 5p each in Radical

"SEC"                       United States Securities and Exchange Commission

"Securities Act"            United States Securities Act of 1933

"STG"                       STG Holdings PLC

"STG Shares"                ordinary shares of 50p in the capital of STG